UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
(Amendment No.)

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National Bank Holdings Corporation (Name of the Registrant as Specified In Its Charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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Notice of 2025 Annual Meeting of Shareholders

March 21, 2025

DEAR SHAREHOLDERS: I’m pleased to invite you to the Annual Meeting of Shareholders of National Bank Holdings Corporation. At the meeting, shareholders will vote on the following proposals:

1    To elect nine directors to our Board of Directors to hold office until the next annual meeting of shareholders and until their successors are duly elected and qualified;

2    To ratify the appointment of KPMG LLP as our independent registered public accounting firm for the year 2025;

3    To adopt a resolution approving, on an advisory, non-binding basis, the compensation paid to the Company’s named executive officers, as disclosed, pursuant to Item 402 of Regulation S-K, in the proxy statement;

Shareholders also will transact such other business as may properly come before the meeting.

The proxy statement and the accompanying form of proxy are first being sent to shareholders on or about March 28, 2025.

YOUR VOTE IS IMPORTANT: Whether or not you plan to attend the meeting, we urge you to vote and submit your proxy so that as many shares as possible may be represented during the meeting. We appreciate your cooperation in returning your proxy promptly.

Please call us at 720-554-6640 if you need instructions on how to attend the meeting or have questions about how to vote.

By Order of the Board of Directors,

/s/ Angela Petrucci

Angela Petrucci, Secretary

Meeting Information
Date:	Wednesday, April 30, 2025
Time:	8:30 a.m. Mountain Time
Location:	Community Banks Mortgage a division of NBH Bank 7800 E. Orchard Road, Suite 100 Greenwood Village, CO 80111

How to Vote and Other Details

Record Date	March 10, 2025 is the record date for determining which shareholders have the right to receive notice of, and to vote at, the meeting or any postponements or adjournments thereof.
Registered and beneficial shareholders can vote their shares in the following ways:
Internet	Log on to www.proxyvote.com and enter the 16- digit control number provided on your proxy card
Telephone	Dial 1-800-690-6903 and enter the 16-digit control number provided on your proxy card
Mail	Mark, sign and date your proxy card and return it in the postage paid envelope we have provided or return it to Vote Processing c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717

If you are a “record” shareholder of Class A common stock (that is, you hold Class A common stock in your own name in NBHC’s stock records maintained by our transfer agent), register upon your arrival at the Meeting, request a ballot and submit the ballot with your voting instructions at the Meeting.

General Information

This proxy statement is furnished in connection with the solicitation of proxies by the Board of Directors (the “Board of Directors” or the “Board”) of National Bank Holdings Corporation, a Delaware corporation (the “Company”, “NBHC”, “we”, “us” or “our”), to be used during our 2025 Annual Meeting of Shareholders (the “Meeting”) and at any postponements or adjournments thereof. The Meeting will be held at the offices of Community Banks Mortgage, a division of NBH Bank located at 7800 E. Orchard Road, Suite 100, Greenwood Village, Colorado 80111 at 8:30 a.m. Mountain Time on Wednesday, April 30, 2025.

In this proxy statement, we refer to our employees as “associates.” In this proxy statement, we also refer to the Notice of Annual Meeting of Shareholders, this proxy statement, our 2024 Annual Report to Shareholders and the accompanying proxy as our “Proxy Materials.”

Holders of record of shares of Class A common stock at the close of business on March 10, 2025 (the record date) are entitled to notice of, and to vote at, the Meeting. As of such date, there were 38,094,105 shares of Class A common stock outstanding and entitled to vote. In addition, as of such date, there were 289,792 shares of unvested restricted stock (Class A common stock) entitled to vote. Each share of our Class A common stock is entitled to one vote on all matters (in the case of Proposal 1, with respect to the election of each director).

Please read the Proxy Materials carefully. You should consider the information contained in this proxy statement when deciding how to vote your shares. You have a choice of voting by proxy over the Internet, by using a toll-free telephone number or by completing a proxy card and mailing it in the postage-paid envelope provided. If your shares are held in the name of a bank, broker or other holder of record, please refer to your proxy card or the voting information provided by your bank, broker or other holder of record to see which voting options are available to you. Voting via the Internet, by telephone or by mail will not prevent you from voting your shares during the Meeting. However, if you hold shares through a bank, broker or other holder of record, you must obtain a proxy, executed in your favor, from the holder of record to be able to vote during the Meeting. Otherwise, your shares will be voted in the manner in which you instructed the record holder of your shares.

When you vote by proxy, your shares will be voted according to your instructions. If you are a shareholder of record, you may revoke your proxy at any time prior to the close of the polls during the Meeting by submitting a later dated proxy or delivering a written notice of revocation to our Secretary, Angela Petrucci, at National Bank Holdings Corporation, 7800 E. Orchard Road, Suite 300, Greenwood Village, CO 80111. If you hold shares through a bank, broker or other holder of record, you must contact the holder of record to revoke any prior voting instructions.

We pay the cost of soliciting proxies. Members of our Board and our associates may solicit proxies by mail, telephone, fax, email or electronically. We will not pay directors or our associates any extra amounts for soliciting proxies. We may, upon request, reimburse brokerage firms, banks or similar nominees representing street name holders for their expenses in forwarding Proxy Materials to their customers who are street name holders and obtaining their voting instructions.

Any shareholder entitled to vote at the Meeting may attend the Meeting. If you hold shares through a bank, broker or other holder of record and would like to attend the Meeting, you will need to bring an account statement or other acceptable evidence of ownership of our Class A common stock as of the record date. Each shareholder who attends may be asked to present valid picture identification, such as a driver’s license or passport. Please note that the use of cell phones, tablets, recording and photographic equipment, computers and/or other similar devices is not permitted in the meeting room at the Meeting.

Our principal executive offices are located at 7800 E. Orchard Road, Suite 300, Greenwood Village, CO 80111.

2025 Annual Proxy Statement	1

Vote Required for Approval

The presence, by proxy or at the meeting, of the holders of a majority of the outstanding shares of our Class A common stock entitled to vote during the Meeting shall constitute a quorum. Withheld votes, abstentions and broker “non-votes” (shares held by a broker or nominee that has not received voting instructions from its client and does not have discretionary authority to vote on a particular matter) are counted as present for purposes of establishing a quorum. If you are a beneficial shareholder and your broker holds your shares in its name, the rules of the New York Stock Exchange (“NYSE”) permit your broker to vote your shares on the ratification of the appointment of our independent registered certified public accounting firm (Proposal 2), even if the broker does not receive voting instructions from you. However, under the NYSE rules, your broker cannot vote your shares on the other proposals if you do not timely provide instructions for voting your shares.

For Proposal 1 (election of directors), the nine nominees for director receiving a plurality of the votes cast during the Meeting in person or by proxy will be elected. This means that the director nominee with the most votes for a particular slot is elected for that slot. Only votes “for” affect the outcome. Withheld votes and broker “non-votes” will have no effect on the voting results for this proposal.

Proposal 2 (ratification of the appointment of our independent registered public accounting firm) will be passed if a majority of the shares of our Class A common stock present during the Meeting and entitled to vote cast their votes “for” this proposal. Abstentions will be counted as votes present and entitled to vote and will have the same effect as votes “against” this proposal. No broker “non-votes” are expected to exist in connection with this proposal.

Proposal 3 (the advisory proposal on the compensation of our named executive officers) will be approved if a majority of the shares of our Class A common stock present during the Meeting and entitled to vote cast their votes “for” this proposal. Abstentions will be counted as votes present and entitled to vote and will have the same effect as votes “against” this proposal. Broker “non-votes” are not considered to be entitled to vote and therefore will have no effect on the voting results for this proposal. The advisory vote on executive compensation (Proposal 3) is non-binding. Our Board and our Compensation Committee, however, will review the results of the vote and, consistent with our commitment to shareholder engagement, will take it into account in making a determination concerning the advisory vote on executive compensation.

Approval of any other business that may properly come before the Meeting will require the affirmative vote of a majority of the shares present or represented by proxy during the Meeting and entitled to vote thereon.

Voting for Registered and Beneficial Shareholders

You may vote your shares during the Annual Meeting or by proxy. There are three ways to vote by proxy:

Via Internet: You may vote your shares over the internet by going to www.proxyvote.com. You will need to enter your 16-digit control number (found at the top right hand side of the form of proxy or voting instruction form that you received in the mail) to identify yourself as a shareholder on the voting website.

2	National Bank Holdings Corporation

By Telephone: Vote by telephone by calling 1-800-690-6903. You will need to enter your 16-digit control number (found at the top right hand side of the form of proxy or voting instruction form that you received in the mail) to identify yourself as a shareholder.

By Mail: Mark, sign and date your proxy card and return it in the postage paid envelope we have provided or return it to Vote Processing c/o Broadridge, 51 Mercedes Way, Edgewood, NY, 11717.

Your voting instructions must be received by the proxy voting deadline which is Tuesday, April 29, 2025. The internet (other than during the meeting) and telephone voting facilities will close at 11:59 p.m. Eastern Time on April 29, 2025.

Even if you plan to attend the Annual Meeting, we encourage you to vote your shares by proxy using one of the methods described above. Shareholders of record who attend the meeting may vote their shares online, even though they have sent in proxies.

If you have any questions or require voting assistance, please contact us at IR@nationalbankholdings.com.

Stock Ownership of Certain Beneficial Owners and Management

The following table sets forth, as of March 10, 2025, information regarding the beneficial ownership of our Class A common stock by (i) each person known by us to own beneficially more than five percent of the shares of our Class A common stock (our only class of voting securities outstanding); (ii) each of our Chief Executive Officer (“CEO”), President, Chief Financial Officer (“CFO”), and the three other highest paid executive officers for 2024 (those six executive officers are listed in the table captioned “Summary Compensation Table” elsewhere in this proxy statement and are collectively referred to as the “Named Executive Officers” or “NEOs”); (iii) each director; and (iv) all current directors and executive officers as a group.

We have determined beneficial ownership in accordance with the rules of the Securities and Exchange Commission (“SEC”). Except as indicated by the footnotes below, we believe, based on the information furnished to us, that the persons and entities named in the tables below have sole voting and investment power with respect to all shares of common stock that they beneficially own, subject to applicable community property laws. We have based our calculation of the percentage of beneficial ownership on 38,383,897 shares, which number is comprised of 38,094,105 shares of Class A common stock outstanding and 289,792 shares of unvested restricted stock (which shares of restricted stock are entitled to voting rights), in each case as of March 10, 2025.

2025 Annual Proxy Statement	3

In computing the number of shares of Class A common stock beneficially owned by a person and the percentage ownership of that person, we deemed outstanding shares of Class A common stock subject to options held by that person that are currently exercisable or exercisable within sixty days of March 10, 2025. We, however, did not deem these shares outstanding for the purpose of computing the percentage ownership of any other person. Beneficial ownership representing less than 1% is denoted with an asterisk (*).

	Amount and nature of	Percent of
Name of beneficial owner	beneficial ownership	class
5% Shareholders
BlackRock, Inc.(1) 55 East 52nd Street New York, NY 10055	5,421,736	14.1%
The Vanguard Group(2) 100 Vanguard Blvd. Malvern, PA 19355	4,220,345	11.0%
Wellington Management Group LLP(3) 280 Congress Street Boston, MA 02210	2,942,823	7.7%
Victory Capital Management, Inc.(4) 15935 La Cantera Parkway San Antonio, TX 78256	2,846,741	7.4%
T. Rowe Price Investment Management, Inc.(5) 101 E. Pratt Street Baltimore, MD 21201	2,537,516	6.6%
Dimensional Fund Advisors LP(6) 6300 Bee Cave Road, Building One Austin, TX 78746	2,056,747	5.4%
Named Executive Officers and Directors
G. Timothy Laney(7)	505,198	1.3%
Aldis Birkans(8)	107,845	*
Nicole L. Van Denabeele(9)	13,525	*
Richard U. Newfield, Jr.(10)	188,808	*
Angela N. Petrucci(11)	36,554	*
Christopher S. Randall(12)	43,754	*
Ralph W. Clermont(13)	72,475	*
Robert E. Dean(14)	30,094	*
Robin Doyle(15)	3,265	*
Alka Gupta(16)	8,739	*
Fred J. Joseph(17)	23,286	*
Patrick G. Sobers(18)	20,161	*
Micho F. Spring(19)	41,050	*
Art Zeile(20)	15,460	*
All current executive officers and directors as a group (15 persons)	1,111,400	2.9%
(1)	As reported on the most recent Schedule 13G filed with the SEC on January 23, 2024 by BlackRock, Inc. (“BlackRock”). BlackRock reported sole voting power with respect to 5,346,303 shares and sole dispositive power with respect to 5,421,736 shares; (ii) various persons have the right to receive or the power to direct the receipt of dividends from or the proceeds from the sale of such shares; and (iii) the interest of one such person, iShares Core S&P Small-Cap ETF, in the Company’s Class A common stock is more than five percent (5%) of the Company total outstanding Class A common stock.

(2)	As reported on the most recent Schedule 13G filed with the SEC on February 13, 2024 by The Vanguard Group (“Vanguard”). Vanguard reported sole voting power with respect to zero shares, sole dispositive power with respect to 4,164,151 shares, shared voting power with respect to 23,715 shares, and shared dispositive power with respect to 56,194 shares.

(3)	As reported on the most recent Schedule 13G filed with the SEC on February 10, 2025 jointly by Wellington Management Group LLP (“Wellington Management”), Wellington Group Holdings LLP (“Wellington Group”), Wellington Investment Advisors Holdings LLP (“Wellington Advisors”), and Wellington Management Company LLP (“Wellington Company”). Wellington Management, Wellington Group, and Wellington Advisors each reported sole

4	National Bank Holdings Corporation

voting power with respect to zero shares, sole dispositive power with respect to zero shares, shared voting power with respect to 2,065,114 shares, and shared dispositive power with respect to 2,942,823 shares. Wellington Company reported sole voting power with respect to zero shares, sole dispositive power with respect to zero shares, shared voting power with respect to 2,050,164 shares, and shared dispositive power with respect to 2,621,758 shares. Wellington Management reported that all shares beneficially owned are owned of record by clients of one or more investment advisers directly or indirectly owned by Wellington Management; accordingly, those clients have the right to receive, or the power to direct the receipt of, dividends from, or the proceeds from the sale of, such securities.

(4)	As reported on the most recent Schedule 13G filed with the SEC on November 6, 2024 by Victory Capital Management, Inc. (“Victory”). Victory reported sole voting power with respect to 2,830,541 shares and sole dispositive power with respect to 2,846,741 shares.
(5)	As reported on the most recent Schedule 13G filed with the SEC on November 14, 2024 by T. Rowe Price Investment Management, Inc. (“Price Investment Management”). Price Investment Management reported sole voting power with respect to 2,516,241 shares and sole dispositive power with respect to 2,537,516 shares. Price Investment Management reported that it does not serve as custodian of the assets of any of its clients; accordingly, in each instance only the client or the client’s custodian or trustee bank has the right to receive dividends paid with respect to, and proceeds from the sale of, such securities.
(6)	As reported on the most recent Schedule 13G filed with the SEC on October 31, 2024 by Dimensional Fund Advisors LP (“Dimensional”). Dimensional reported sole voting power with respect to 1,999,352 shares and sole dispositive power with respect to 2,056,747 shares. Dimensional reported that it or its subsidiaries may possess voting and/or investment power over the securities that are owned by certain funds and may be deemed to be the beneficial owner of the shares held by such funds. However, all securities reported in Dimensional’s Schedule 13G are owned by the funds and Dimensional expressly disclaims beneficial ownership of such securities.
(7)	Includes 34,485 unvested restricted shares for which Mr. Laney has voting power and 125,377 shares issuable upon the exercise of options. Also includes 8,859 shares owned by the Timothy Laney 2012 Grantor Retained Annuity Trust as well as 80,278 shares subject to presently exercisable stock options held as constructive trustee for the benefit of a former spouse pursuant to a 2021 divorce decree. Mr. Laney disclaims beneficial ownership of all shares and options held by him as constructive trustee.
(8)	Includes 13,557 unvested restricted shares for which Mr. Birkans has voting power and 51,109 shares issuable upon the exercise of options.
(9)	Includes 2,737 unvested restricted shares for which Ms. Van Denabeele has voting power and 2,090 shares issuable upon the exercise of options.
(10)	Includes 8,779 unvested restricted shares for which Mr. Newfield has voting power and 37,876 shares issuable upon the exercise of options.
(11)	Includes 5,801 unvested restricted shares for which Ms. Petrucci has voting power and 16,675 shares issuable upon the exercise of options.
(12)	Includes 5,410 unvested restricted shares for which Mr. Randall has voting power and 24,814 shares issuable upon the exercise of options.
(13)	Includes 2,094 unvested restricted shares for which Mr. Clermont has voting power. Also includes 59,939 shares owned by the Ralph W. Clermont Irrevocable Trust.
(14)	Includes 1,795 unvested restricted shares for which Mr. Dean has voting power.
(15)	Includes 2,015 unvested restricted shares for which Ms. Doyle has voting power.
(16)	Includes 1,795 unvested restricted shares for which Ms. Gupta has voting power.
(17)	Includes 1,795 unvested restricted shares for which Mr. Joseph has voting power.
(18)	Includes 1,795 unvested restricted shares for which Mr. Sobers has voting power.
(19)	Includes 1,795 unvested restricted shares for which Ms. Spring has voting power.
(20)	Includes 1,795 unvested restricted shares for which Mr. Zeile has voting power.

2025 Annual Proxy Statement	5

Proposal 1 - Election of Directors

Size and Composition of Board. The Board currently stands at nine members. The current members of the Board are G. Timothy Laney (Chairman), Ralph W. Clermont (independent Lead Director), Robert E. Dean, Robin Doyle, Alka Gupta, Fred J. Joseph, Patrick Sobers, Micho F. Spring, and Art Zeile.

Nominees. Upon the recommendation of the Nominating & Governance Committee, the Board has nominated the persons named below for reelection to the Board. With the exception of Mr. Laney, who serves as our Chairman and CEO, the Board has determined that each of these nominees is an independent director, as discussed further below under “Director Independence.”

Each of the directors elected during the Meeting will be elected for a one-year term which expires at the next annual meeting of shareholders and will serve until the director’s successor has been elected and qualified, or until the director’s earlier resignation or removal.

In the event that any nominee is no longer a candidate for director at the time of the Meeting, the proxyholders will vote for the rest of the nominees and may vote for a substitute nominee in their discretion. To the best of its knowledge, the Company has no reason to believe that any of the nominees will be unable to serve as directors if elected.

The Board recommends you vote “FOR” each of the nominees set forth below.

Age: 77 Director Since: 2009

Ralph W. Clermont

Independent Lead Director

Audit & Risk Committee Chair

Nominating & Governance Committee Member

Compensation Committee Member

EXPERIENCE AND QUALIFICATIONS

Mr. Clermont has served as a director for the Company since 2009 and as the Board’s independent Lead Director since 2014. As the independent Lead Director, Mr. Clermont is an ex officio member of all of our Board committees with full voting rights. He also serves as Chair of the Board’s Audit & Risk Committee and as a board member of both NBH Bank and Bank of Jackson Hole Trust. He is also a member of the Trust Committee of Bank of Jackson Hole Trust. In October 2015, Mr. Clermont was appointed to the board of directors of Cass Information Systems, Inc., (NASDAQ: CASS), where he also serves on the audit committee and the governance committee. He also serves as a director on the board of Cass Commercial Bank. Mr. Clermont is a certified public accountant and a member of the American Institute of Certified Public Accountants and Missouri Society of Certified Public Accountants. Mr. Clermont retired in 2008 as Managing Partner of the St. Louis office of KPMG LLP, and was formerly the partner in charge of KPMG’s Midwest financial services practice. Mr. Clermont joined the St. Louis office of KPMG in 1969 and was elected to the partnership in 1977. Mr. Clermont was a member of the KPMG’s Assurance Services Committee and was chairman of KPMG’s Quality Improvement Audit Subcommittee. Mr. Clermont spent over 39 years providing services to the banking industry and has had responsibility for the audits of numerous banking organizations. Subsequent to retiring, Mr. Clermont has served as a consultant to various banking institutions on strategic planning, risk management and corporate governance matters. Mr. Clermont holds a Bachelor of Science in Accounting. Mr. Clermont’s expertise in financial and accounting matters for complex financial organizations qualifies him to serve on our Board of Directors.

6	National Bank Holdings Corporation

Age: 73 Director Since: 2009

Robert E. Dean

Independent Director

Nominating & Governance Committee Chair

Audit & Risk Committee Member

Compensation Committee Member

EXPERIENCE AND QUALIFICATIONS

Mr. Dean has served as a director for the Company since 2009 and also serves as Chairman of the Nominating & Governance Committee. Mr. Dean is a private investor. He serves as President and director of his condominium owners association. Since November 2014, Mr. Dean has also served as a member of the boards of directors of two related Cornerstone closed-end mutual funds (Strategic Investment (CLM) and Total Return (CRF)) and as a member of each audit and nominating and governance committee thereof. From 2000 to 2003, Mr. Dean was with Ernst & Young Corporate Finance LLC, a wholly owned broker-dealer subsidiary of Ernst & Young LLP, serving as a Senior Managing Director and member of the board of managers from 2001 to 2003. From 1976 to 2000, Mr. Dean practiced corporate, banking and securities law with Gibson, Dunn & Crutcher LLP. Mr. Dean co-chaired the firm’s banking practice and advised bank clients on numerous capital markets and merger and acquisition transactions (including FDIC-assisted transactions). Mr. Dean was Partner-in-Charge of the Orange County, California office from 1993 to 1996 and was a member of the law firm’s executive committee from 1996 to 1999. Mr. Dean holds a Juris Doctor and a Bachelor of Arts. Mr. Dean’s substantial experience in bank capital markets and merger and acquisition transactions, bank regulatory matters and public company corporate governance matters qualifies him to serve on our Board of Directors.

Age: 62 Director Since: 2024

Robin A. Doyle

Independent Director

Audit & Risk Committee Member

EXPERIENCE AND QUALIFICATIONS

Ms. Doyle has served as a director for the Company since March 2024 and serves on the Board’s Audit & Risk Committee. She is NACD Directorship Certified®. Ms. Doyle is the chair of the board of Dress for Success Central New Jersey and serves as a member of the executive committee. She is also a board member and Treasurer of her condominium owners association and serves on the advisory board of the Women’s Data Professional Group of the EDM Council. Ms. Doyle served as a founding board member of the Global Legal Entity Identifier Foundation (GLEIF), where she was chair of the audit and finance committee and vice chair of the governance committee. Ms. Doyle was a founding board member for the Rutgers Business School Center for Women in Business, the Rutgers Business School dean’s advisory board, the board of NJ Junior Achievement and the board of Easter Seals of New Jersey where she also founded the organization’s first audit committee. During her 28 year career at J.P. Morgan (NYSE:JPM), Ms. Doyle served in several senior management roles at the company, including managing director in JPM’s Office of Regulatory Affairs, chief financial officer for the firm’s risk management organization, where she was also an executive member of J.P. Morgan’s board of directors risk policy committee, senior vice president of Chase Home Finance and senior vice president of JPM accounting policies group before retiring from JPM in 2021. Prior to joining JPM, Ms. Doyle held roles at Midlantic National Bank (now PNC Bank) in internal audit, KPMG’s audit department, and Prudential Insurance Co. Ms. Doyle holds a Masters of Business Administration and Bachelor of Science in Accounting. Ms. Doyle’s distinguished career and expertise in financial services includes managing a number of finance functions, internal and external audit experience and managing a broad range of risk management functions, including risk governance, risk appetite, finance and technology. These experiences qualify her to serve on our Board of Directors.

2025 Annual Proxy Statement	7

Age: 55 Director Since: 2021

Alka Gupta

Independent Director

Audit & Risk Committee Member

Compensation Committee Member

EXPERIENCE AND QUALIFICATIONS

Ms. Gupta has served as a director for the Company since 2021 and serves on the Board’s Audit & Risk Committee and Compensation Committee. Ms. Gupta is a Fortune 500 executive and tech entrepreneur with deep experience in digital transformation. Ms. Gupta currently serves as a director of Dwolla, and as the board chair of Digital Frontiers. From 2021 to 2023, Ms. Gupta was a director of MoneyGram International, Inc., where she also was a member of the Compliance and Ethics Committee. She previously served as a Venture Partner at Fin Venture Capital, a fintech B2B focused global venture fund. She was also Co-Founder and former President and board director at GlobaliD, Inc. During her tenure at GlobaliD, she led GlobaliD’s growth, including building a high-quality team, launching a cutting-edge product and signing on first digital wallet customers. Prior to this, she was an executive at eBay/PayPal as Head of Strategy for eBay Marketplaces building new growth strategies in areas such as mobile commerce and cross-border payments. She holds a Masters of Business Administration and a Bachelor of Science. Ms. Gupta’s substantial experience in digital payments qualifies her to serve on our Board of Directors.

 Joseph is a past President of the North American Securities Administrators Association (“NASAA”), and also served as a director on NASAA’s Board for almost a decade. Mr. Joseph currently serves as a board member of the Colorado Board of Mortgage Loan Originators, being appointed to that position by the Colorado Governor in 2014, and reappointed in 2018. He also serves as a member of the Investor Issues Committee for the Financial Industry Regulatory Authority (FINRA). In addition, Mr. Joseph serves as an advisory board member for Plains Dedicated, a privately-held trucking company. Mr. Joseph holds a Bachelor of Science degree in Business Administration from Colorado State University-Pueblo and an MBA in Finance and Accounting from Regis University in Denver. Mr. Joseph’s substantial experience in the regulatory fields of financial services and securities qualifies him to serve on our Board of Directors.

Age: 72 Director Since: 2014

Fred J. Joseph

Independent Director

Audit & Risk Committee Member

Nominating & Governance Committee Member

EXPERIENCE AND QUALIFICATIONS

Mr. Joseph has served as a director for the Company since 2014 and serves on the Board’s Audit & Risk Committee and Nominating and Governance Committee. He is a board member of both NBH Bank and Bank of Jackson Hole Trust. He is also a member of the Trust Committee of Bank of Jackson Hole Trust. Mr. Joseph is currently an advisory board member for Plains Dedicated, a privately-held trucking company. From 2014 to 2022, Mr. Joseph served as a board member of the Colorado Board of Mortgage Loan Originators and previously served as a board member of the Investor Issues committee for the Financial Industry Regulatory Authority (FINRA). Mr. Joseph was a financial services regulator for 30 years, retiring at the end of 2013 as the Banking and Securities Commissioner for the State of Colorado, a dual role created in 2011. From 2008 to 2010, Mr. Joseph served as the Acting Banking Commissioner for the State of Colorado. He was originally appointed as the Securities Commissioner in 1999. In that role, he oversaw the regulatory agency that licenses stockbrokers, brokerage firms and investment advisers in Colorado. In his role as the Banking Commissioner, he had regulatory oversight of state-chartered commercial banks, money transmitters and trust companies in Colorado. From 1992 to 1999, he was the Deputy Securities Commissioner for the State of Colorado. In that position, he oversaw the examination functions as well as the administrative matters for the Colorado Division of Securities. Prior to that, he was the Deputy Commissioner of Financial Services in Colorado for eight years, where he was responsible for the examination and regulatory oversight of state-chartered savings and loan associations and credit unions in Colorado. Mr. Joseph is a past President of the North American Securities Administrators Association (“NASAA”), and also served as a director on NASAA’s board for almost a decade. Mr. Joseph holds a Bachelor of Science in Business Administration and a Masters in Finance and Accounting. Mr. Joseph’s substantial experience in the regulatory fields of financial services and securities qualifies him to serve on our Board of Directors.

8	National Bank Holdings Corporation

Age: 64 Director Since: 2010

G. Timothy Laney

Chairman of the Board
Chief Executive Officer

EXPERIENCE AND QUALIFICATIONS

Mr. Laney has served as the Company’s Chief Executive Officer since 2010 as well as Chairman of the Board since 2014 and currently holds the same positions and directorships at NBH Bank and Bank of Jackson Hole Trust, including serving as the chairman on its Trust Committee. Mr. Laney was also a founder of National Bank Holdings Corporation and previously served as the Company’s President from 2010 through 2024. As of 2025, Mr. Laney is a board member of the Federal Reserve Bank of Kansas City Denver Branch. Additionally, he is also a board member of Finexio, the Moffitt Cancer Center, the Chairman of the USA Weightlifting Foundation and is the founder of the NBH Bank Do More Charity Challenge®. Mr. Laney has also served as a board member of the Colorado Bankers Association. Mr. Laney is the former Senior Executive Vice President and Head of Business Services at Regions Financial, one of the nation’s largest full-service banks. He joined Regions Financial in late 2007 to lead the transformation of the bank’s wholesale lines of business. Prior to his tenure at Regions Financial, Mr. Laney had a 24-year tenure with Bank of America, where he held senior management roles in small business, commercial banking, private banking, corporate marketing and change management. He also served as President of Bank of America, Florida, with more than 800 banking centers and $50 billion in total assets. He was also a member of Bank of America’s Management Operating committee. Mr. Laney brings to our Board of Directors valuable and extensive experience from managing and overseeing a broad range of banking operations for more than 35 years.

Age: 67 Director Since: 2021

Patrick G. Sobers

Independent Director

Audit & Risk Committee Member

Nominating & Governance Committee Member

EXPERIENCE AND QUALIFICATIONS

Mr. Sobers has served as a director for the Company since 2021 and serves on the Board’s Audit & Risk Committee and Nominating & Governance Committee as of 2024. He also serves as a member of the board of directors of both NBH Bank and Bank of Jackson Hole Trust. Mr. Sobers previously served as the EVP, Head of Business and Consumer Banking for NBH Bank. Mr. Sobers is currently a member and chair of the finance committee of the board and board member of the Denver Seminary, a member of the Foundation board of the Moffitt Cancer Center, and he is a member and Treasurer of the board for Third Way Center. Mr. Sobers has over 30 years of experience in the financial services industry. Prior to joining NBH Bank in 2012, he held several leadership positions at Bank of America, including: the Southeast Region’s Consumer Banking Executive; Customer Service and Solutions Executive; Premier Banking and Investments Regional Executive for Florida and Georgia (now Merrill Lynch Wealth Management); and as Tampa Market President. He holds a Bachelor of Applied Science in Business Administration. Mr. Sobers has been very active in the communities where he has resided, serving on the boards of numerous civic and charitable organizations. Mr. Sobers extensive experience in financial services and banking qualifies him to serve on our Board of Directors

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Age: 75 Director Since: 2009

Micho F. Spring

Independent Director

Audit & Risk Committee Member

Nominating & Governance Committee Member

EXPERIENCE AND QUALIFICATIONS

Ms. Spring has served as a director for the Company since 2009 and serves on the Board’s Audit & Risk Committee and Nominating and Governance Committee. She also serves as a member of the board of directors of both NBH Bank and Bank of Jackson Hole Trust. Ms. Spring is currently a senior advisor at Weber Shandwick. Ms. Spring also currently serves as Chair Emeritus and is on the Executive Committee of the Greater Boston Chamber of Commerce and is a member of the Corporation of Mass General Brigham, formerly Partners Healthcare, Inc. She also serves on numerous boards of civic organizations, including National Association of Corporate Directors (NACD) New England, John F. Kennedy Library Foundation, Friends of Caritas Cubana, and the Whitehead Institute at MIT. From 1992 to 2022, she was a senior executive at Weber Shandwick, where she served as Chief Reputation Officer, Chair of the Global Corporate Practice and President of New England. Prior to joining Weber Shandwick, Ms. Spring was Chief Executive Officer of a Boston Telecommunications Company. Ms. Spring served as Deputy Mayor and Chief of Staff to Boston Mayor Kevin H. White after four years of service in New York City government. She also served as a director of Citizens Bank of Massachusetts, one of the largest state-chartered banks in Massachusetts at the time of her service. Ms. Spring holds a Masters in Public Administration. Ms. Spring’s extensive public policy experience, expertise in public relations, involvement in community activities and knowledge of financial institutions qualifies her to serve on our Board of Directors.

Age: 61 Director Since: 2016

Art Zeile

Independent Director

Compensation Committee Chair

Audit & Risk Committee Member

EXPERIENCE AND QUALIFICATIONS

Mr. Zeile has served as a director for the Company since 2016 and also serves as Chairman of the Compensation Committee and as a member of the Audit & Risk Committee. Mr. Zeile is currently the CEO of DHI Group, Inc. (NYSE: DHX), a leading provider of data, insights and employment connections through its specialized services for technology professionals and other select online communities. Mr. Zeile currently serves on the board of his own company, DHI Group, Inc., and also serves as an advisor of the Dispatch Health Advisory board. From 2008 to 2016, Mr. Zeile co-founded and served as the CEO of HOSTING, a pioneer in the cloud hosting space. From 2004 to 2006, he served as a director for Intrado (NASDAQ: TRDO) and served on the audit committee. During that time he was also a director of several other private companies. His extensive career experience also includes serving as CEO and co-founder of several technology companies. He began his career as an officer in the U.S. Air Force. Mr. Zeile holds a Masters of Public Policy and a Bachelor of Science in Astronautical Engineering. Mr. Zeile’s extensive experience in software, telecommunications, internet, datacenter and security technologies, with a particular focus on cybersecurity, qualifies him to serve on our Board of Directors.

10	National Bank Holdings Corporation

Governance

The Board is committed to sound and effective governance principles and practices. The Board has adopted Governance Guidelines to provide the framework for the governance of the Board and the Company. These guidelines set forth, among other matters, qualifications for Board membership, director independence standards, director responsibilities, information about the structure of the Board and its committees, director compensation, management succession and Board self-evaluation. Each director serves for a one-year term. We do not have a staggered or classified Board.

The Board has adopted a Code of Business Conduct and Ethics that applies to all of our associates as well as our directors. Additionally, the Board has adopted a Supplemental Code of Ethics for CEO and Senior Financial Officers (together, with the Code of Business Conduct and Ethics, the “Codes of Ethics”). We expect all of our associates to adhere to the highest standards of ethics and business conduct with other associates, clients, shareholders and the communities we serve and to comply with all laws, rules, and regulations that govern our business.

Shareholders and other interested persons may view our Governance Guidelines, our Codes of Ethics and other key information about our corporate governance on our website at www.nationalbankholdings.com.

Board and Committee Meetings; Annual Meeting Attendance

Directors are expected to attend all Board meetings and meetings of committees. Only committee members vote on committee actions taken.

The Board held five meetings during 2024 and each director attended at least 75% of the total number of meetings of the Board and committees on which he or she served. The Board and each standing committee regularly meet in executive session. During 2024, the Board met in executive sessions without the CEO and other members of management present four times. During 2024, the independent Lead Director chaired each of the executive sessions of the Board, and the chairs of each committee chaired the executive sessions of the committees.

All directors are expected to attend each annual meeting of shareholders of the Company. In 2024, all directors attended the Company’s annual meeting of shareholders.

Committees of the Board

The Board has established three standing committees: Audit & Risk Committee, Compensation Committee and Nominating & Governance Committee. The Board’s committees act on behalf of the Board and report on their activities to the entire Board. The Board appoints the members and chair of each committee based on the recommendation of the Nominating & Governance Committee. In 2023, the Audit & Risk Committee appointed a sub-committee to oversee Emerging Technologies.

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The following table provides membership information for each of the Board’s standing committees as of the date of this proxy statement.

Audit & Risk Committee	Compensation Committee	Nominating & Governance Committee
Ralph W. Clermont, Chair*	Art Zeile, Chair	Robert E. Dean, Chair
Robert E. Dean	Ralph W. Clermont	Ralph W. Clermont
Robin A. Doyle*	Robert E. Dean	Fred J. Joseph
Alka Gupta*	Alka Gupta	Patrick Sobers
Fred J. Joseph		Micho F. Spring
Patrick Sobers
Micho F. Spring
Art Zeile*

*Member of the Emerging Technologies Sub-Committee (Art Zeile, Chair)

With respect to each standing committee, the Board has adopted a charter that addresses its purpose, authority and responsibilities and contains other provisions relating to, among other matters, membership and meetings. In its discretion, each committee may form and delegate all or a portion of its authority to subcommittees of one or more of its members. As required by its charter, each committee periodically reviews and assesses its charter’s adequacy and reviews its performance, and also is responsible for overseeing risk related to the responsibilities described in its charter. Shareholders and other interested persons may view each committee’s charter on the Governance section of our website at www.nationalbankholdings.com.

Audit & Risk Committee

Purpose and Responsibilities. The Audit & Risk Committee is responsible for, among other things:

●	reviewing our financial statements and public filings that contain financial statements, significant accounting policy changes, material weaknesses and significant deficiencies, if any, and risk management issues;
●	overseeing the performance of our internal audit function as well as serving as an independent and objective body to monitor and assess our compliance with legal and regulatory requirements, our financial reporting processes and related internal control systems;
●	reviewing the adequacy of our internal audit department charter on an annual basis;
●	overseeing the audit and other services of our outside auditors and being directly responsible for the appointment, independence, qualifications, compensation and oversight of the outside auditors, including the review and evaluation of the lead audit partner;
●	discussing any disagreements between our management and the outside auditors regarding our financial reporting;
●	reviewing the adequacy of our cybersecurity policies and procedures on an ongoing basis; and
●	preparing the Audit & Risk Committee Report for inclusion in our proxy statement for our annual meeting.

Membership and Meetings. Under its charter, the Audit & Risk Committee must have a minimum of three members. No Audit & Risk Committee member may serve on the audit committee of more than two other public companies. Each member of the Audit & Risk Committee is independent, as independence for audit committee members is defined by NYSE and SEC rules, as discussed below under “Director Independence.” The Board has determined, in its business judgment, that each current member of the Audit & Risk Committee is financially literate as required by NYSE rules, and that Mr. Clermont, the committee’s chair, and Ms. Doyle, each qualify as an “audit committee financial expert” as defined by SEC regulations.

The Audit & Risk Committee meets as often as necessary to carry out its responsibilities, but no less than quarterly. In 2024, the Audit & Risk Committee met four times.

12	National Bank Holdings Corporation

Compensation Committee

Purpose and Responsibilities. The Compensation Committee is responsible for, among other things:

●	determining the compensation of our executive officers;
●	reviewing our executive compensation policies and plans;
●	oversight of the Company’s compensation practices generally;
●	administering and implementing our equity compensation plans;
●	preparing a report on executive compensation for inclusion in our proxy statement for our annual meeting; and
●	overseeing the Company’s talent management and succession planning process, including succession planning for the position of CEO.

The Compensation Committee’s process and procedures for establishing compensation for our Named Executive Officers is discussed in the “Compensation Discussion and Analysis” section elsewhere in this proxy statement.

Membership and Meetings. Under its charter, the Compensation Committee must have a minimum of three members, all of which must meet the definition of a “non-employee director” under Rule 16b-3 of the Securities Exchange Act of 1934 (the “Exchange Act”). All Compensation Committee members must be independent under NYSE rules. The Board has determined that each current Compensation Committee member meets these qualifications, as further discussed below under “Director Independence.” The Compensation Committee meets as often as necessary to carry out its responsibilities, but no less than quarterly. In 2024, the Compensation Committee met four times.

Nominating & Governance Committee

Purpose and Responsibilities. The Nominating & Governance Committee is responsible for, among other things:

●	identifying individuals qualified to become members of our Board of Directors and recommending director candidates for election or reelection to our Board;
●	advising the Board on committee structure and recommending to the Board any nominees for the committees of the Board;
●	reviewing and making recommendations to our Board of Directors with respect to the compensation and benefits of directors;
●	reviewing and approving or ratifying all related-party transactions in accordance with the Company’s Related Person Transactions Policy;
●	assessing the performance of our Board of Directors and its committees; and
●	monitoring our governance policies, principles and practices, including periodic review of the Company’s strategy, initiatives and policies regarding environmental, social and governance matters that are significant to the Company.

Information about the Nominating & Governance Committee’s process and procedures for establishing director compensation appears below under the “Director Compensation” section.

Membership and Meetings. Under its charter, the Nominating & Governance Committee must have a minimum of three members, each of whom must be independent under NYSE rules. The Board has determined that each member meets this standard, as discussed below under “Director Independence.” The Nominating & Governance Committee meets as often as necessary to carry out its responsibilities, but no less than quarterly. In 2024, the Nominating & Governance Committee met four times.

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Director Nomination Process, Director Qualifications and Skills

Director Selection Process and Qualifications. The Nominating & Governance Committee is responsible for identifying and reviewing the qualifications and skills of Board candidates and for recommending candidates for membership on our Board of Directors. The Board has continually sought directors with backgrounds and skills important to the priorities of the Company, which continue to change in connection with our strategic objectives, including our digital strategy. Significant banking experience and skills were added when Mr. Joseph joined our Board in 2014 with deep banking and securities regulatory experience, and when Mr. Sobers brought his 30+ years of banking experience to the Board in 2021. We added high-level technology and cybersecurity expertise in 2016 with the addition of Mr. Zeile and, in 2021, Ms. Gupta joined our Board with deep experience in digital transformation and digital payment systems. Most recently, Ms. Doyle added significant experience in accounting, risk management and regulatory affairs when she joined the Board in 2024. Further, she qualifies as an “audit committee financial expert” as defined by SEC regulations. The breadth and experience of this Board is reflected in the Board Skills Matrix chart below.

Director Appointments. The Nominating & Governance Committee considers experience, skills, age and diversity in its assessment of potential nominees for Board membership, pursuant to our Governance Guidelines. Since mid-2021, we have added three new Board members with important experience and skillsets, as discussed above. These have included Patrick Sobers (August 2021), Alka Gupta (November 2021) and Robin Doyle (March 2024). These additions have changed our board mix of experience and reduced the average age and tenure of our directors.

Shareholder Nominations. Shareholders are welcome to recommend candidates for membership on the Board. The Nominating & Governance Committee, in accordance with its charter, will evaluate candidates in the same manner that it evaluates other potential nominees. Our Bylaws require timely notice of shareholder nominations to our Secretary, as further discussed in the section “2026 Annual Meeting of Shareholders - Shareholder Proposals” elsewhere in this proxy statement. In order to make a nomination, a shareholder must be a shareholder at the time the Company gives notice of its annual meeting and at the time of the annual meeting, must be entitled to vote at the annual meeting, and must comply with the procedures of our Bylaws. The Bylaws require certain information regarding shareholders who wish to nominate candidates for Board membership. This includes (i) the name and address of such shareholder, as they appear on the Company’s books, of such beneficial owner, if any, and of their respective affiliates or associates or others acting in concert therewith (collectively, the “Nominating Party”), (ii) information regarding the shares owned by the Nominating Party, (iii) information regarding derivative and other instruments regarding the Company’s

14	National Bank Holdings Corporation

stock that the Nominating Party owns, (iv) contracts, arrangements, understandings or relationships the Nominating Party has entered into concerning the Company’s stock and (v) other information relating to the Nominating Party that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for the election of directors in a contested election pursuant to Section 14 of the Exchange Act and the rules and regulations promulgated thereunder. For a complete description of the requirements and procedures for shareholder nominations, please refer to our Bylaws.

Compensation Committee Interlocks and Insider Participation

During 2024, Messrs. Zeile, Clermont, and Dean and Ms. Gupta served as members of our Compensation Committee. None of them has at any time been an officer or associate of the Company, and none has had any relationship with the Company of the type that is required to be disclosed under Item 404 of Regulation S-K. None of our executive officers serves or has served as a member of the Board of Directors, Compensation Committee or other board committee performing equivalent functions of another entity that has one or more executive officers serving as a member of our Board of Directors or Compensation Committee.

Director Independence

Our Governance Guidelines and committee charters require that a majority of the members of the Board of Directors and all members of the Audit & Risk Committee, the Compensation Committee and the Nominating & Governance Committee meet the criteria for independence required by the NYSE. Our Governance Guidelines require all members of the Audit & Risk Committee to meet the heightened independence requirements for audit committee members under the Exchange Act.

In February 2025, the Board, with the assistance of the Nominating & Governance Committee, undertook its annual review of director independence. In connection with this review, the Board evaluated banking, commercial, business, investment, legal, charitable, consulting, familial or other relationships with each director, and us and our affiliates. As a result of this review, the Board affirmatively determined that all of the directors are independent of the Company and its management under the corporate governance standards of the NYSE, including applicable SEC rules, with the exception of Mr. Laney because of his employment as an executive of the Company.

Board Leadership Structure

The Board is responsible for overseeing the exercise of corporate power and seeing that our business and affairs are managed to meet our stated goals and objectives and that the long-term interests of our shareholders are served. The Company currently does not have a fixed policy with respect to whether the same person may serve as both the Chairman of the Board and the Chief Executive Officer. The Board believes that it is in the best interests of the Company for the Board, in consultation with the Nominating & Governance Committee, to make this determination from time to time. Pursuant to the Company’s Governance Guidelines, when the position of Chairman of the Board is not held by an independent director, the independent directors shall appoint an independent director to serve as the independent Lead Director.

In 2014, the Board elected our Chief Executive Officer, Tim Laney, to serve as Chairman of the Board, and Mr. Clermont was appointed to serve as the Independent Lead Director by the independent directors. The Board concluded, based upon the Company’s size and history and its years of experience with Mr. Laney as Chief Executive Officer and as a fellow director, that a combined Chairman/CEO role for Mr. Laney and an independent Lead Director with a strong role and defined authorities is the better corporate governance structure for the Company. The Board considered Mr. Laney’s strong leadership roles with the Company’s shareholders and other stakeholders and with ongoing strategic planning, among other factors, and Mr. Clermont’s demonstrated ability to work with the Company’s senior management and provide leadership on Board and committee issues. The Board has been very pleased with its eleven years of experience under this board leadership structure, which has enhanced Board communication and strategic planning.

The Board believes that both the duties of the independent Lead Director under the Company’s Governance Guidelines and the Board’s practice of regular meetings of, and communications between, directors in executive session without management are important parts of the Company’s corporate governance

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safeguards. Pursuant to the Company’s Governance Guidelines, the duties of the Lead Director include: (i) serving as a liaison, and facilitating communication between the Chairman of the Board and the other directors; (ii) organizing, convening and presiding over executive sessions of the independent directors;

(iii) presiding at all meetings of the Board at which the Chairman of the Board is not present; (iv) approving meeting schedules and agendas proposed by the Chairman and Chief Executive Officer, and consulting with the Chairman and Chief Executive Officer regarding the information to be provided to the directors in conjunction with such meetings; (v) serving as an advisor to the Board committees, chairs of the Board committees and other directors; (vi) serving as a member ex officio of each of the Board’s standing committees, with full voting rights on each such committee; (vii) if requested by major shareholders, ensuring that he or she is available for consultation and direct communication; (viii) calling meetings of the Board if deemed advisable by the independent Lead Director; and (ix) such other duties and responsibilities as assigned from time-to-time by the independent directors. As part of his duties as independent Lead Director, Mr. Clermont speaks regularly with Mr. Laney and other executives throughout the year.

Our current Board leadership structure supports the independence of directors. The directors meet in executive session without the Chairman & CEO or anyone from management a minimum of four times a year and each of the standing committees is comprised solely of and led by independent directors. Our independent Lead Director presides at each executive session of the independent directors of the Board and the independent committee chairs preside over the executive sessions of their respective committees. Moreover, both the Chairman and the independent Lead Director, as well as Ms. Spring and Messrs. Joseph and Sobers, serve as members of the Board of Directors of the Company’s wholly-owned subsidiaries, NBH Bank (the “Bank Board”), and Bank of Jackson Hole Trust (the “BOJHT Board”) which further contributes to the oversight of our business, management and policies.

Succession Planning

The Compensation Committee oversees the Company’s talent management and succession planning process, including succession planning for the position of CEO. The Compensation Committee periodically reports to the Board on succession planning and talent management. The entire Board works with the Compensation Committee to nominate and evaluate potential successors to the CEO and to establish policies regarding succession in the event of an emergency or the retirement of the CEO. The CEO also provides recommendations and evaluations of potential successors, along with a review of any development plans recommended for such individuals. In addition, the Compensation Committee, with input from the CEO and other members of management as appropriate, will review annually the Company’s program for management development and succession planning for executive officers other than the CEO. The recent appointments of Mr. Birkans to President and Ms. Van Denabeele to CFO are examples of the Company’s talent management process and further development of their skills and experiences.

The Board’s Role in Risk Oversight

Our Board of Directors oversees risk management throughout the Company. The Board accomplishes this primarily through its three standing committees, each of which is active in risk management.

The Audit & Risk Committee is responsible for oversight of the Company’s market, credit, liquidity, fraud, legal, compliance and other financial, operational (including cybersecurity) and reputational risks. The Audit & Risk Committee is further responsible for reviewing and approving guidelines, policies and processes for managing these risks. The Audit & Risk Committee monitors the Company’s risk exposure in all risk categories through regular reports prepared by members of management, including the Company’s Chief Risk Management Officer (“CRMO”). The Audit & Risk Committee determines the risk appetite of the Company and makes recommendations regarding such to the Board of Directors. Additionally, the Audit & Risk Committee meets with representatives from the Company’s internal audit function and the Company’s independent registered public accounting firm, including in executive sessions without management present.

The Company devotes considerable resources to protect the confidentiality, integrity, and availability of its subsidiary Banks’ systems and data, including associate and client information. Through coordinated efforts across our information technology, risk management, and third parties, we continuously enhance our suite of

16	National Bank Holdings Corporation

cyber-defense and information security capabilities. Further, the Audit & Risk Committee is updated quarterly on information security, cybersecurity trends and artificial intelligence, and receives an annual report on the Company’s Information Security Risk Assessment efforts. Mr. Zeile, one of our directors who has extensive experience in information technology and cybersecurity matters, regularly discusses the Company’s technology initiatives with senior management responsible for these areas. In addition, Ms. Gupta has added deep experience in digital transformation and digital payment systems to our Audit & Risk Committee as a member. Both Mr. Zeile (chair) and Ms. Gupta, along with Mr. Clermont and Ms. Doyle, are members of the Emerging Technologies Sub-Committee that reports to our Audit & Risk Committee, that assists with oversight of emerging technologies with respect to current and future risks associated with new technologies being considered by the Company and how such technologies fit into the Company’s overall strategy.

The Compensation Committee oversees risks related to compensation and human capital management, including risks that may arise from the Company’s incentive compensation practices. The Compensation Committee oversees and evaluates the design, administration and risk management of all of the Company’s material incentive compensation arrangements to ensure consistency with the safety and soundness of the Company and to appropriately balance risk and reward. The Compensation Committee also oversees the annual compensation risk assessment to identify any compensation practices that may present an unacceptable level of risk to the Company. In addition, the Compensation Committee oversees risks associated with human capital management in its oversight of the Company’s talent management and succession planning process.

The Nominating & Governance Committee oversees the Company’s governance program. This includes the Company’s Code of Ethics, Insider Trading Policy, disclosure policies, management of potential conflicts of interest, including related party transactions, and director independence.

Communications with Directors

Shareholders and other interested parties who wish to communicate with the Board, the independent directors as a group, or one or more individual directors may do so by contacting the Board’s Secretary by mail at National Bank Holdings Corporation, 7800 E. Orchard Road, Suite 300, Greenwood Village, CO 80111. Under our Governance Guidelines, the Secretary is responsible for referring such communication to the Board.

Doing Good at NBH

Our corporate culture is driven by our core values of Integrity, Meritocracy, Teamwork, and Citizenship. The Company was founded in 2009 during the great recession, and the strong fundamentals and conservative principles that we put in place at our inception have consistently shaped how we operate our business.

It is our strong belief in “Doing Good” for our clients, our communities and our people. Through our Doing Good Committee and related initiatives, we focus on strengthening the communities and markets in which we operate our business. Our Doing Good Committee is comprised of a multi-disciplinary group of associates throughout the Company and is overseen by members of our executive management team with regular reporting to our Board of Directors. In addition, Patrick Sobers, one of our independent directors, serves as a Board liaison to the Doing Good Committee.

Responsible and Client-Focused Business Practices

Our commitment to deliver common sense banking through building relationships with our clients that are based on the principles of fairness and simplicity continues to guide our business practices. We recognize that if our clients succeed, we succeed.

Our banking subsidiaries are community banks that understand small businesses are critical for job creation, innovation and keeping money in the local communities we serve. We are an approved lender in the Small Business Administration’s (SBA) Preferred Lender Program. We offer a range of SBA loans and products to support our small business clients seeking to grow and expand their businesses.

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Knowledge is power, and we communicate regularly through email and our bank websites to keep our clients informed on a number of important topics, including cybersecurity, fraud, financial planning, business trends, and more.

Doing Good in Our Communities

We recognize our role in building and contributing to the growth, financial well-being, health and safety of our surrounding community and workforce. We believe that our Company’s long-term success is deeply tied to the welfare of the communities we serve. We support a number of causes that underscore our focus on corporate social responsibility with our priorities being on helping people (1) find meaningful work (2) find affordable housing and (3) become financially empowered.

We strive to make a positive impact in the communities we serve through consistent engagement, as well as maintaining strong partnerships with a wide range of charitable organizations and causes. All of our associates are granted eight paid hours each year to donate their time to non-profit organizations, including those that align with our Community Reinvestment Act (CRA) initiatives. In addition to volunteering their time, we encourage our associates hold board and committee positions, both internally and externally, with the goal of bettering the communities we serve.

In 2024, we completed our ninth Do More Charity Challenge® and also organized and hosted the second Do More Concert® with proceeds benefiting the Third Way Center, a Denver-based non-profit organization. We continue to contribute directly to a wide range of nonprofits in our communities. Our NBH Charitable Foundation provided much needed funding to nonprofits, including A Precious Child, Young Americans Center for Financial Education and Habitat for Humanity in Metro Denver, Junior Achievement in Kansas City, Utah, Texas, and Idaho, People Fund in Texas, and Hope House in Kansas City.

We are also committed to safeguarding the environment through minimizing our impact by using environmentally friendly office products and materials and optimizing our use of office and banking center space. We continue to focus and invest in our mobile and digital platforms, resulting in a reduction in paper and fuel emissions. We have provided financing for green and sustainable businesses and continue to evaluate opportunities to support these industries.

Supporting Our People

Our core values also represent our belief that our Company’s long-term success is deeply tied to having a dedicated and engaged workforce. As of December 31, 2024, we employed 1,259 full-time and 50 part-time associates throughout our business footprint. The average tenure of service of our associates is approximately six years.

We work diligently to attract, develop and retain associates who reflect the communities we serve. We are committed to building and contributing to a healthy workplace environment for our associates by investing in competitive compensation and benefit packages, providing training and career development opportunities and promoting qualified associates within our organization. Our compensation structure recognizes the individual performance of our associates through merit-based salary increases with a focus on variable pay and paying for performance.

In addition, we encourage our associates to plan for their long-term financial stability. Our associates have the opportunity to participate in our 401(k) plan, which includes contribution matches from the Company. Additionally, we offer a stock purchase plan (ESPP) to our associates which allows them to purchase shares in our Company at a 10% discount.

We strongly believe that investing in our associates and communities are important elements in building and sustaining a successful organization and a positive, results-driven culture. The Company has implemented programs to foster leadership opportunities for the entire associate base, such as events with keynote speakers, panels and forums to gather associate feedback.

18	National Bank Holdings Corporation

We are also committed to providing a safe and secure work environment in accordance with applicable labor, safety, health, anti-discrimination and other workplace laws. We strive for all of our associates to feel safe and empowered at work. To that end, we maintain a whistleblower hotline that allows associates and others to anonymously voice concerns. We prohibit retaliation against an individual who reported a concern or assisted with an inquiry or investigation.

Director Compensation

Compensation Principles. The Nominating & Governance Committee and the Board believe director compensation should be based upon the following principles:

●	to align director interests with those of our shareholders, Board compensation should be predominately (at least 50%) equity-based and reinforced by stock ownership requirements;
●	director compensation should be sufficient to attract and retain high caliber experienced directors and commensurate with the work required and responsibilities undertaken; and
●	to foster management solicitation of director input and minimize administrative burdens, directors should receive annual retainers and not individual meeting fees.

Compensation Elements. In 2024, each director (other than Mr. Laney) received an annual cash retainer of $75,000 for his or her service as a member of the Board of Directors, except that the independent Lead Director received an additional $10,000 annual cash retainer. Ms. Doyle’s retainer was pro-rated for her days of service as a director in 2024. The chair of the Audit & Risk Committee received an additional annual cash retainer of $30,000 and each of the chairs of the Compensation and Nominating & Governance Committees received an additional annual cash retainer of $20,000. All cash retainers for our directors are paid quarterly, in arrears. In addition, each director (other than Mr. Laney) received an annual grant of restricted stock with an aggregate grant date fair value of $120,000, except that the independent Lead Director received an annual grant of restricted stock with an aggregate grant date fair value of $140,000 and Ms. Doyle received an annual grant of restricted stock with an aggregate grant date fair value of $134,749, which included a pro-rated amount for her days of service as a director during the prior award cycle. The annual grants are made on the day of our Annual Meeting of Shareholders, with 50% of the shares vesting 180 days following such date and 50% of the shares vesting on the date immediately preceding our next Annual Meeting of Shareholders, in each case, subject to continued service. No individual meeting fees are paid for either Board meetings or committee meetings, whether in person or by telephone. We reimburse directors for expenses incurred in their Board service, including the cost of attending Board and committee meetings. We generally do not provide personal benefits (perquisites) to our directors. Our directors are eligible to participate in the Company’s Nonqualified Deferred Compensation Plan described in “Nonqualified Deferred Compensation Plan” below. In 2024, Ms. Spring participated in the plan.

Compensation Review. Our director compensation structure and amounts are reviewed regularly by the Nominating & Governance Committee, with the assistance of our independent compensation consultant, Pay Governance, LLC (“Pay Governance”). Pay Governance also assists the Compensation Committee with fulfilling its responsibilities related to the oversight of the executive officer compensation. Director compensation was last reviewed in November 2022 with our prior compensation consultant, F. W. Cook, with changes effective January 1, 2023.

Stock Ownership Guidelines. We believe ownership of NBHC stock aligns the interests of directors with those of our shareholders and emphasizes the long-term aspects of equity-based compensation. Under the current director stock ownership guidelines (the “Director Stock Ownership Guidelines”), each of our directors (other than Mr. Laney) are required to beneficially own shares of NBHC stock worth five times their annual board cash retainer within five years (the “Director Minimum Ownership Threshold”). Shares counted for the purposes of the Director Stock Ownership Guidelines includes vested restricted shares and all other shares owned outright. Unvested restricted shares and unexercised stock options do not count towards the threshold. Directors who have not achieved the Director Minimum Ownership Threshold are required to retain 50% of the after-tax portion of vested stock awards until the threshold is met. As of March 10, 2025, all applicable directors were in compliance with the Director Stock Ownership Guidelines, with all at or above the

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Director Minimum Ownership Threshold, with the exception of Ms. Gupta and Ms. Doyle who joined the Board in November 2021 and March 2024 respectively.

Mr. Laney, as an associate of the Company, does not receive separate compensation for his service on the Board of Directors. Information on his compensation is included under the section “Executive Compensation” elsewhere in this proxy statement.

The Compensation for our directors (other than Mr. Laney, whose compensation is disclosed in the section entitled “Executive Compensation” below) during 2024 was as follows:

2024 Director Compensation Table

	Fees earned or paid	Stock
	in cash	awards	Total
Name	($)(1)	($)(2)(3)	($)
Ralph W. Clermont	115,000	140,000	255,000
Robert E. Dean	95,000	120,000	215,000
Robin Doyle	59,135	134,749	193,884
Alka Gupta	75,000	120,000	195,000
Fred J. Joseph	75,000	120,000	195,000
Patrick Sobers	75,000	120,000	195,000
Micho F. Spring	75,000	120,000	195,000
Art Zeile	95,000	120,000	215,000
(1)	All of Ms. Spring’s cash retainer for 2024 was deferred under the Company’s Nonqualified Deferred Compensation Plan. Ms. Doyle’s retainer was pro-rated for her number of days of service as a director in 2024.

(2)	Represents the aggregate grant date fair market value of the restricted stock awards granted to each of our directors (other than Mr. Laney) in 2024, computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, Compensation-Stock Compensation (“FASB ASC Topic 718”), using the valuation assumptions described in Note 16, “Stock-Based Compensation and Benefits” of our consolidated financial statements filed with the SEC on Form 10-K for the fiscal year ended December 31, 2024.

(3)	As of December 31, 2024, our directors (other than Mr. Laney) held the following unvested restricted stock: 2,094 shares of unvested restricted stock with respect to Mr. Clermont, 2,015 shares of unvested restricted stock with respect to Ms. Doyle, and 1,795 shares of unvested restricted stock with respect to Messrs. Dean, Joseph, Sobers, and Zeile and Mses. Spring and Gupta. The annual grant to Ms. Doyle included a pro-rated amount of restricted stock for her partial year of service for the prior award cycle.

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS

Related Person Transactions Policy and Procedures

The Board has adopted a written policy that establishes a framework for the review and approval or ratification of transactions between the Company and its related persons and/or their respective affiliated entities. We refer to this policy as our “Related Person Transactions Policy.” The Related Person Transactions Policy is available on our website at www.nationalbankholdings.com.

“Related Persons” under this policy include our directors, director nominees, executive officers, persons who recently served as directors or executive officers, holders of more than 5% of any class of our voting securities and immediate family members of any of the foregoing persons. An “immediate family member” of a related person means any child, stepchild, parent, stepparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, sister-in-law of a related person and any person (other than a tenant or employee) sharing a household with a related person.

20	National Bank Holdings Corporation

Under the Related Person Transactions Policy, no Related Person Transaction may be consummated or continued unless approved by the Nominating & Governance Committee.

A “Related Person Transaction” is any transaction, arrangement or relationship (or series of similar transactions, arrangements or relationships) in which the Company (or any of its subsidiaries) is, was or will be a participant and the amount involved exceeds $120,000, and in which the Related Person had, has or will have a direct or indirect material interest, other than:

●	employment relationships or transactions involving an executive officer and any related compensation solely resulting from such employment if (i) at any time when the Company is subject to Sections 13 or 15(d) of the Exchange Act, the compensation is required to be reported in the Company’s annual proxy statement, and at any time when the Company is not subject to such Sections of the Exchange Act, the compensation is approved by the Compensation Committee of the Company or (ii) the executive officer is not an immediate family member as defined above and such compensation was approved, or recommended to the Board for approval, by the Compensation Committee;
●	compensation for serving as a director of the Company;
●	payments arising solely from the ownership of the Company’s equity securities in which all holders of that class of equity securities received the same benefit on a pro rata basis;
●	indebtedness arising from ordinary-course transactions such as the purchases of goods and services at market prices, and indebtedness transactions with any person or entity that is a Related Person only because such person or entity owns more than 5% of any class of the Company’s voting securities;
●	transactions where the rates or charges are determined by competitive bids;
●	transactions where the rates or charges are fixed in conformity with law or governmental authority in connection with the provision of services as a common or contract carrier or public utility;
●	ordinary course transactions involving the provision of certain financial services (e.g., by a bank depository, transfer agent, registrar, trustee, etc.).

The Nominating & Governance Committee is responsible for approving, ratifying or disapproving of all Related Person Transactions. Prior to the consummation of any Related Person Transaction, Company management is responsible for providing the Nominating & Governance Committee with all material information regarding the potential Related Person Transaction and the interest of any Related Persons in such transactions. The Nominating & Governance Committee shall only approve or ratify a Related Person Transaction if it determines that the transaction is in, or not inconsistent with, the best interests of the Company and its shareholders. No member of the Nominating & Governance Committee shall participate in the review, consideration or approval of any Related Person Transaction with respect to which such member or any member of his or her immediate family is a Related Person.

In the event management determines it is impractical or undesirable to wait until the next meeting of the Nominating & Governance Committee to approve a Related Person Transaction, the Chair of the Nominating & Governance Committee may review and approve the Related Person Transaction, in accordance with the criteria set forth herein. The Chair of the Nominating & Governance Committee will report any such approval to the Nominating & Governance Committee at its next regularly scheduled meeting.

Ordinary Course Transactions

During 2023 and 2024, certain of the executive officers and directors of the Company, or of NBH Bank or Bank of Jackson Hole Trust (our wholly-owned bank subsidiaries), and affiliates of such persons have, from time to time, engaged in banking transactions with NBH Bank or Bank of Jackson Hole Trust and are expected to continue such relationships in the future. All loans or other extensions of credit made by NBH Bank or Bank of Jackson Hole Trust to such individuals were made in the ordinary course of business on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with unaffiliated third parties and did not involve more than the normal risk of collectability or present other unfavorable features.

2025 Annual Proxy Statement	21

Proposal 2 - Ratification of Appointment of Independent Registered Public Accounting Firm

The Audit & Risk Committee of the Board of Directors has appointed KPMG LLP (“KPMG”) as our independent registered public accounting firm for the year ending December 31, 2025, and the Audit & Risk Committee has determined that such appointment is in the best interest of the Company and its shareholders. KPMG’s tenure as the auditor of the financial statements of the Company began in 2010, which included auditing the 2009 financial statements. To help ensure the independence of our independent registered public accounting firm, the Audit & Risk Committee oversees the required five year rotation of our lead audit partner and also, on a periodic basis, considers the rotation of our independent registered public accounting firm. In determining whether to reappoint KPMG, the Audit & Risk Committee also periodically considers, among other things, the following: (1) the advisability and potential impact of selecting a different independent registered public accounting firm, (2) experience auditing banks our size, (3) reasonableness of fees, (4) the quality of communications with the Audit & Risk Committee and management, (5) a review of KPMG’s performance of the annual audit, and (6) a review of the quality initiatives and steps KPMG is taking to improve the quality and efficiency of its audits.

Shareholders will vote during the Meeting to ratify such appointment. Representatives from KPMG are expected to be present at the Meeting. They will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

The Board recommends you vote “FOR” the proposal to ratify the appointment of KPMG as our independent registered public accounting firm for 2025.

KPMG Fees

We incurred the fees shown in the following table for professional services provided by KPMG for 2024 and 2023:

	2024	2023
Audit fees	$1,315,000	$1,439,500
Audit-related fees	—	—
Tax fees	—	—
All other fees	—	—
Total	$1,315,000	$1,439,500

Audit Fees. Audit fees principally relate to the audit of our annual financial statements, the review of our quarterly financial statements included in our Quarterly Reports on Form 10-Q and the audit of our internal control over financial reporting. In 2023, audit fees included fees related to the acquisition of Cambr Solutions, LLC.

Audit-Related Fees. Audit-related fees consist of fees billed for assurance and related services that are reasonably related to the performance of the audit or review of our financial statements and are not reported under “Audit Fees” above. There were no audit-related fees paid to KPMG in 2024 and 2023.

Tax Fees. Tax fees principally relate to the preparation of tax returns, compliance services, tax planning and consultation services. There were no tax fees paid to KPMG in 2024 and 2023.

All Other Fees. All other fees consist of fees for products and services other than the services reported above. There were no such fees paid to KPMG in 2024 and 2023.

22	National Bank Holdings Corporation

Audit & Risk Committee Pre-Approval Policies and Procedures

The Audit & Risk Committee selects and oversees our independent registered public accounting firm. The Audit & Risk Committee’s charter requires that the committee pre-approve all audit, audit-related, tax and other services performed by the independent registered public accounting firm, subject to de minimis exceptions for certain non-audit services, so long as such services are approved by the committee prior to the completion of the audit. In approving any non-audit services, the Audit & Risk Committee considers whether the provision of the services would impair the independent registered public accounting firm’s independence.

The Audit & Risk Committee may delegate pre-approval authority and responsibility to individuals or to designated subcommittees consisting of one or more members of the committee, provided that any such pre-approvals are presented to the committee at its next scheduled meeting. The Audit & Risk Committee has delegated such pre-approval authority to its Chair.

In 2024 and 2023, the Audit & Risk Committee pre-approved all of the audit services provided by KPMG.

Audit & Risk Committee Report

The Audit & Risk Committee’s charter, a copy of which is available on the Governance section of our website at www.nationalbankholdings.com, sets forth the Audit & Risk Committee’s purposes and responsibilities. The eight members of the Audit & Risk Committee are named below. Each member is independent, as independence for audit committee members is defined by NYSE rules and SEC regulations. The Board has determined, in its business judgment, that each member of the Audit & Risk Committee is financially literate as required by NYSE rules and that Mr. Clermont and Ms. Doyle each qualify as an “audit committee financial expert” as defined by SEC regulations.

Management has primary responsibility for our consolidated financial statements, the overall reporting process, maintaining adequate internal control over financial reporting and, with the assistance of our internal auditors, assessing the effectiveness of our internal control over financial reporting. The Audit & Risk Committee reviews with management the Company’s major financial risk exposures and the steps management has taken to monitor, mitigate, and control such exposures. The independent auditors are responsible for performing an independent audit of our consolidated financial statements in accordance with the standards of the Public Company Accounting Oversight Board (United States) (“PCAOB”). This audit serves as a basis for the auditors’ opinion included in the annual report to shareholders addressing whether the financial statements fairly present our financial position, results of operations, and cash flows in conformity with U.S. generally accepted accounting principles as of and for the year ended December 31, 2024. The Audit & Risk Committee’s responsibility is to monitor and oversee these processes.

The Audit & Risk Committee has reviewed and discussed our 2024 audited consolidated financial statements with management and KPMG. The Audit & Risk Committee has discussed with KPMG the matters required to be discussed by PCAOB Auditing Standard No. 1301, Communications with Audit Committees, including matters relating to the conduct of the audit of our consolidated financial statements. KPMG has provided to the Audit & Risk Committee the written disclosures required by applicable requirements of the PCAOB regarding KPMG’s communications with the Audit & Risk Committee concerning independence, and the Audit & Risk Committee has discussed with KPMG that firm’s independence from us. Based on this review and these discussions, the Audit & Risk Committee recommended to the Board that the audited consolidated financial statements be included in our Annual Report on Form 10-K for the year ended December 31, 2024, for filing with the SEC.

Current Members of the Audit & Risk Committee

Ralph W. Clermont, Chair	Robert E. Dean
Robin Doyle	Alka Gupta
Fred J. Joseph	Patrick Sobers
Micho F. Spring	Art Zeile

2025 Annual Proxy Statement	23

Proposal 3 - Advisory Vote on Executive Compensation (Say-on-Pay)

Non-Binding Advisory Vote

The Company seeks your advisory vote on the following resolution to approve the compensation of our Named Executive Officers:

“Resolved, that the shareholders of National Bank Holdings Corporation hereby approve, on an advisory, non-binding basis, the compensation paid to the Company’s Named Executive Officers as disclosed in this proxy statement pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion.”

Effect of Non-Binding Advisory Vote

This advisory vote is not binding on the Company. Our Board and our Compensation Committee do, however, review the results of the vote and, consistent with our commitment to shareholder engagement, will take it into account in determining executive compensation.

Compensation Philosophy

The Company’s compensation philosophy is designed to attract, develop and retain the talent needed for the organization’s continued success in building a competitive franchise and executing our strategic plan. We intend these programs to be aligned with performance goals that motivate executives to achieve strategic goals prudently and within acceptable risk parameters. Our executive compensation program is designed to reward individual contributions and to create long-term shareholder value. Our compensation philosophy is discussed in greater detail in the “Compensation Discussion and Analysis” section elsewhere in this proxy statement.

Recommendation

The Board encourages you to read both the “Letter to Shareholders from the Compensation Committee” section starting on page 27 and the “Compensation Discussion and Analysis” section starting on page 31. The Compensation Committee is committed to maintaining a strong link between pay and performance and explaining the rationale for its pay decisions. For these reasons, we strongly believe you should approve the compensation of our Named Executive Officers.

The Board recommends you vote “FOR” the proposal to approve the Advisory Vote on Executive Compensation (Say-on-Pay).

24	National Bank Holdings Corporation

Executive Officers

The age, business experience and current position of each person who currently serves as an executive officer of National Bank Holdings Corporation (the “HoldCo Executives”) are as follows:

G. Timothy Laney, Age 64

Biographical information for Mr. Laney is provided in the section “Proposal 1 - Election of Directors” elsewhere in this proxy statement.

Aldis Birkans, Age 51

Mr. Birkans has served as the Company’s President since September 2024 and currently holds the same positions at NBH Bank and Bank of Jackson Hole Trust. Mr. Birkans previously served as the Company’s Chief Financial Officer from August 2018 to September 2024, and as the Company’s Treasurer from 2011 through February 2020. Mr. Birkans is also a member of the boards of directors of NBH Bank and Bank of Jackson Hole Trust, and is a member of the Trust Committee of Bank of Jackson Hole Trust. Prior to joining the Company in 2011, Mr. Birkans was a Vice President, Assistant Treasurer of M&I Bank for five years, where he was responsible for capital management, investments, corporate liquidity and risk management related to the bank’s financial activities. In addition, Mr. Birkans worked at Citigroup as a Senior Vice President, Corporate and Investment Bank Treasury. Mr. Birkans holds a Masters of Business Administration and a Bachelors in Economics and Finance.

Nicole L. Van Denabeele, Age 44

Ms. Van Denabeele has served as the Company’s Chief Financial Officer since September 2024 and currently holds the same position at NBH Bank and Bank of Jackson Hole Trust. She is also a member of the boards of directors of NBH Bank and Bank of Jackson Hole Trust, and is a member of the Trust Committee of Bank of Jackson Hole Trust. Ms. Van Denabeele served as the Company’s Chief Accounting Officer from 2018 to September 2024 and concurrently served as President of Bank Midwest, a division of NBH Bank, from September 2020 to June 2024. Prior to joining the Company, Ms. Van Denabeele was Controller at the law firm of Polsinelli and Senior Vice President, Assistant Controller at UMB Financial Corporation. In addition, Ms. Van Denabeele worked in the audit practice of Deloitte for six years, most recently as Audit Manager. Ms. Van Denabeele holds a Masters of Accounting and Information Systems and a Bachelors of Accounting and Business Administration. She is also a certified public accountant.

Richard U. Newfield, Jr., Age 63

Mr. Newfield has served as the Company’s Chief Risk Management Officer since 2011 and currently holds the same position at NBH Bank and Bank of Jackson Hole Trust. He currently serves on the Board of NBH Bank and Bank of Jackson Hole Trust, and is a member of the Trust Committee of Bank of Jackson Hole Trust. Mr. Newfield is the former Head of Business Services Credit at Regions Bank. He joined Regions in 2008 after a 23-year career at Bank of America. Mr. Newfield held various senior positions at Bank of America, including roles in risk management, credit, commercial banking, global bank debt and corporate marketing. He brings significant experience in the development and implementation of business models and integration of businesses during mergers. In addition, Mr. Newfield has led credit process reengineering initiatives, including risk and credit policy design, and other corporate governance initiatives. Mr. Newfield holds a Masters of Business Administration and a Bachelors of Science in Advertising.

Angela N. Petrucci, Age 48

Ms. Petrucci has served as the Company’s Chief Administrative Officer and General Counsel since July 2020 and currently holds the same positions at NBH Bank and Bank of Jackson Hole Trust. She currently oversees our BSA/AML and financial crimes, facilities and security, human resources, legal, marketing, and project management functions. She is a member of NBH Bank and Bank of Jackson Hole Trust’s board of directors, and a member of the Trust Committee of Bank of Jackson Hole Trust. She is also a member of the Colorado

2025 Annual Proxy Statement	25

Bankers Association Government Affairs Committee. Prior to joining the Company in 2015, Ms. Petrucci was in-house counsel at Accenture, overseeing corporate governance and securities matters. Prior to that, she was an associate at the law firm of Chapman and Cutler LLP in Chicago, IL. Before attending law school, Ms. Petrucci was a commercial banker at First Chicago Bank (now JP Morgan Chase). Ms. Petrucci brings significant experience in banking, corporate transactional, securities and corporate governance matters over the span of her 25-plus-year career. Ms. Petrucci holds a Juris Doctor and a Bachelors in Business Administration.

Daniel L. Sznewajs, Age 46

Mr. Sznewajs has served as the Company’s Chief Corporate Development Officer since January 2025, he is also the Company’s Treasurer and holds the same positions at NBH Bank and Bank of Jackson Hole Trust. Mr. Sznewajs joined NBH in 2014 and has served in various capacities during his tenure at the Company, including overseeing financial planning & analysis, capital markets and NBH Ventures. Mr. Sznewajs was added as a member of the Board of Directors for NBH Bank and Bank of Jackson Hole Trust in January 2025. Prior to joining NBH, Mr. Sznewajs was a Vice President at Goldman, Sachs & Co. for five years in New York City, where he worked in their Financial Institutions Group. He was previously a Commissioned Examiner at the Federal Reserve Bank of Chicago in the Safety and Soundness Division where he specialized in capital markets. Mr. Sznewajs currently serves as an Advisory Board Member of the Young Americans Education Foundation and Young Americans Bank. He holds a Masters of Business Administration and a Bachelors in Finance and Strategy.

26	National Bank Holdings Corporation

Executive Compensation

LETTER TO SHAREHOLDERS

FROM THE COMPENSATION COMMITTEE

Fellow Shareholders,

Our Board and Compensation Committee continues to ensure that our executive compensation program is designed to align executive compensation with shareholder interests. We also focus on attracting and retaining the talent essential to providing vision, developing strategy and successfully executing our long-term strategy. The Board and the Compensation Committee remain committed to providing clear and comprehensive disclosure to help you understand how (1) our executive compensation programs are structured, (2) we assess performance and (3) performance leads to pay outcomes that are aligned with your best interests.

2024 Year in Review

During 2024, we remained focused on building a fortress balance sheet while also making meaningful investments in our Company and our communities. Since our Company’s inception in 2009, we have prudently navigated various economic environments adhering to sound banking practices that deliver strong returns. Our 2UniFiSM team made meaningful progress this year, beginning successful user testing of the platform in the fourth quarter of 2024. Under the safety of a regulated bank, small and medium-sized businesses will have real-time banking system access to address their borrowing, depository and cash management needs, with also providing information management and access to digital banking tools. We made further enhancements to our Cambr® deposit platform this year driving year-over-year platform deposit growth of 47% and improved profitability.

We also raised money for local charities through our ninth Do More Charity Challenge and second Do More Concert, and increased our volunteerism in our local communities through efforts such as our Week of Caring.

2024 Financial Achievements

Our values of integrity, meritocracy and teamwork, coupled with our strong foundation and ample liquidity, continue to drive meaningful shareholder returns.

In 2024, the Company:

●	Delivered earnings per diluted share of $3.08 or $3.22[1] on an adjusted basis;
●	Achieved a return on average assets of 1.20% or 1.36%[1] on an adjusted tangible basis;
●	Generated industry leading fully taxable equivalent net interest margin of 3.99%[1] in Q4 of 2024;
●	Maintained disciplined deposit pricing with a 2.27% cost of funds;
●	Grew average total deposits by $374.4 million or 4.7%;
●	Produced 11% growth in our tangible book value per share;
●	Delivered strong excess capital with a common equity tier I capital ratio of 13.20%; and
●	Continued expense management with an adjusted efficiency ratio of 58.69%.[1]

1 Represents a non-GAAP measure. Please refer to Appendix A of this Proxy Statement for a reconciliation of these measures.

Long Term Performance

As a Company, our strong fundamentals and conservative principles we put in place since our inception have enabled us to support our clients, associates and communities. Further, our diluted EPS continued to grow over a five-year period with a 3% 5-year compound annual growth rate (“CAGR”) and a meaningful return of capital to our shareholders over that same period.

2025 Annual Proxy Statement	27

The results of our efforts have helped secure our status as a leading regional bank franchise. As we look ahead, we will remain focused on our core bank franchise as well as enhancing our capabilities through our 2UniFiSM digital strategy, the expansion of our trust and wealth business and growth of our Cambr business.

Diluted Earnings Per Share (Last 5 Years)

5 year CAGR: 3%
$2.85
$3.01
$3.05[1]
$0.87
$2.18
$3.72
$3.22[1]
$0.14
$3.08
2020
2021
2022
2023
2024
Fully Diluted EPS
Adjusted[1]

1Represents a Non-GAAP measure. Please refer to Appendix A of this Proxy Statement for a reconciliation of these measures.

28	National Bank Holdings Corporation

Historical Dividend Per Share

5 year CAGR: 9%
$0.80
$0.87
$0.94
$1.04
$1.12
2020
2021
2022
2023
2024

CEO Compensation

Our philosophy for our CEO compensation is heavily weighted towards measures that directly align with shareholder value creation and is reviewed annually in consultation with the Compensation Committee’s independent compensation consultant, Pay Governance.

In 2024, the Compensation Committee held CEO base salary flat. The majority of our CEO’s compensation remains based on achieving specified performance metrics. The total amount of our CEO’s at-risk pay (Short-Term Incentive and Long-Term Incentive) and overall total compensation for 2022, 2023 and 2024 were as follows:

Year	Salary (Cash)	Short Term Incentive (Cash)	Long-Term Incentive (Equity)	All other Compensation	Total Compensation
2024	$850,000	$1,208,700	$1,664,934	$222,205	$3,945,839
2023	$850,000	$1,114,350	$1,441,511	$172,240	$3,578,101
2022	$826,923	$1,302,404	$1,049,904	$111,158	$3,290,389

2025 Annual Proxy Statement	29

Shareholder Engagement & 2024 Say-on-Pay Advisory Vote

At our 2024 Annual Meeting of Shareholders, we were pleased to receive a 97.7% vote in favor of our executive compensation (Say-on-Pay). Our record of shareholder engagement is strong, beginning with the regular meetings that our CEO, President and CFO hold with our investors at various conferences and meetings throughout the year. In addition, the Company conducts an annual post-meeting shareholder engagement process with the corporate governance teams of our shareholders to understand any concerns or other feedback regarding our executive compensation program and governance practices. As part of the process, we contacted shareholders representing more than 67.5% of our shares outstanding.

Our engagement meetings discussed our practices and their views regarding compensation, succession planning, technology investments including with respect to 2UniFi, sustainability efforts and governance matters. We also discussed changes in our executive management team during 2024. In our discussions, shareholders provided feedback on our corporate governance practices, provided their perspective on executive compensation, and succession planning and none expressed any concerns.

Summary

The Board and the executive team remain committed to moving your Company forward with a clear priority of delivering superior growth and performance for you, our shareholders. The Board and the Compensation Committee have the utmost confidence in the talent and determination of the executive team as we work to continue to execute on our long-term strategy and deliver value to our shareholders.

The Board and the Compensation Committee are also committed to ensuring the link between executive compensation and shareholder value creation is strong. As always, we will continue to evaluate our current compensation practices and monitor emerging best practices.

We thank you for taking the time to read our disclosure and encourage you to vote in favor of our approach to executive compensation.

Sincerely,

National Bank Holdings Corporation Compensation Committee

/s/ Art Zeile	/s/ Ralph W. Clermont

Art Zeile	Ralph W. Clermont
Chair

/s/ Alka Gupta	/s/ Robert E. Dean

Alka Gupta	Robert E. Dean

30	National Bank Holdings Corporation

Compensation Discussion and Analysis

Introduction

In this section, which we refer to as the “CD&A”, we explain how we compensate the executive officers named in the “Summary Compensation Table” below (our “Named Executive Officers” or “NEOs”). Our NEOs for 2024 were:

●	G. Timothy Laney, Chairman and Chief Executive Officer
●	Aldis Birkans, President (former EVP, Chief Financial Officer)
●	Nicole L. Van Denabeele, EVP, Chief Financial Officer
●	Richard U. Newfield, Jr., EVP, Chief Risk Management Officer
●	Angela N. Petrucci, EVP, Chief Administrative Officer, General Counsel and Secretary
●	Christopher S. Randall, EVP, Head of Commercial, Specialty and Business Banking

Our approach to executive compensation is to pay for performance and to align compensation programs with effective risk management. We believe this approach to compensation will create sustainable shareholder value over the long term.

Philosophy, Objectives, Components and Highlights of Our Executive Compensation Program

Philosophy

We are at our best when we are providing our clients with banking advice and services that help them be successful. When we do this in accordance with our core values, it is a win-win for clients and the community. Because a key expectation of management is to build an effective organizational structure, it is particularly important that our executive compensation program be designed to attract, develop and retain the talent needed for the organization’s continued success in building a competitive franchise and executing our strategic plan. We intend this program to be aligned with performance goals that motivate executives to achieve our strategic goals prudently and within acceptable risk parameters. Our executive compensation program is designed to reward individual contributions and to create long-term shareholder value.

Objectives

Our executive compensation philosophy is designed to meet five key objectives:

●	ensure that the goals and interests of management are closely aligned with those of the Company, our shareholders, our clients and the communities we serve;
●	balance compensation to reward both short-term results and the strategic decisions and actions required to build a sustainable enterprise and create long-term value;
●	motivate executives to deliver a high level of business performance and prudently achieve strategic goals within acceptable risk parameters;
●	pay compensation based on corporate and individual performance; and
●	attract and retain highly qualified executives through a balance of cash and equity compensation.

2025 Annual Proxy Statement	31

Compensation Components

The total compensation of our NEOs consists primarily of the following components:

Compensation Component	Purpose	Considerations
Base Salary: Cash	To provide a fixed amount of cash compensation reflective of level and scope of responsibility and competitive practice.	NEO salary levels are based on: ■ experience; ■ scope of responsibilities; ■ individual performance; and ■ competitiveness with salary ranges at other banking organizations.

Short-Term Incentive Compensation: Cash	To motivate and reward our NEOs for meeting or exceeding corporate, business line and individual performance goals.

■  The annual short-term incentive for HoldCo Executives is 70% tied to quantitative financial metrics and 30% to qualitative metrics.

■  The annual short-term incentive for Mr. Randall is 80% tied to quantitative financial metrics and 20% to qualitative metrics.

Long-Term Incentive Compensation: Equity Awards	Equity compensation links performance with the interests of our shareholders, promotes a long-term focus, and acts as an effective retention tool for key talent.

■  50% of the value in the form of performance-based restricted stock units that vest after a three-year performance period based on the achievement of financial and shareholder return metrics.

■  50% of the value is in the form of time-based restricted stock that vests over a three-year service period.

Benefits & Perquisites	Benefits are designed to be generally competitive with other banking institutions.	We provide perquisites to our NEOs where we believe there is a strong business rationale for providing them (e.g., optimizing executive’s ability to be productive, safe and efficient).

Change in Control and Severance Arrangements

Employment agreements or change of control agreements, which include severance benefits and certain change in control benefits, are intended to reinforce and encourage the continued attention and dedication of our NEOs.

Change in control and severance arrangements also are an effective tool in attracting and retaining talent. All of our outstanding equity awards held by our NEOs contain a double-trigger acceleration of equity upon a change in control.

Compensation Best Practices

Best practices we have implemented with respect to our executive compensation program include the following:

●	Stock Ownership Guidelines. Our directors and the HoldCo Executives are subject to stock ownership guidelines that impose a holding requirement of 50% of the after-tax portion of vested and/or exercised awards until established ownership thresholds are met.

32	National Bank Holdings Corporation

●	Anti-Hedging/Pledging Policy. Our Insider Trading Policy prohibits hedging or short sales involving Company securities. In addition, designated persons (including our NEOs) under the Company’s Insider Trading Policy are prohibited from pledging the Company’s securities.
●	Double-trigger Acceleration of Equity. All of our outstanding unvested equity awards held by our NEOs and all future equity awards granted under the 2023 Plan contain a double-trigger acceleration of equity upon a change in control.
●	Perquisites and Benefits. We provide perquisites to our NEOs where we believe there is a strong business rationale for providing them (e.g., optimizing executive’s ability to be productive, safe and efficient), and do not have a defined-benefit pension plan or supplemental executive retirement plans (SERPs).
●	Independent Compensation Consultant. The Compensation Committee engages Pay Governance as an independent compensation consultant for advice with respect to the Company’s executive compensation program.
●	Clawbacks. A new compensation recovery policy adopted in 2023 in accordance with NYSE and SEC rules to recover incentive-based compensation from executive officers after an accounting restatement as required by the rules. Additionally, the HoldCo Executives’ employment agreements as well as the equity award agreements for all associates contain clawback provisions for financial misstatements and other misconduct.
●	Risk Assessment. The Compensation Committee oversees a risk assessment of our compensation program that is performed annually.
●	Pay for Performance. 73% of the CEO’s compensation and 58% of the other NEOs compensation was at risk in 2024. Furthermore, NEOs are rewarded for attaining financial performance measures that are aligned with the interests of shareholders.
●	Capped Payouts. The maximum payouts under our 2024 Short-Term Incentive Plan are limited to 157.5% of the target opportunity for HoldCo Executives, with Mr. Randall having the opportunity to earn as much as a 192.5% payout in the event of extraordinary line of business or individual performance results. The maximum payouts under our long-term performance-based equity award are limited to 150% of the target opportunity for all NEOs.
●	No Tax Gross Ups on Change in Control Payments. The Company does not provide for tax gross ups on change in control payments.
●	Prohibition on Repricing of Stock Options or Stock Appreciation Rights. Our equity plans prohibit the repricing of stock options or stock appreciation rights.

Setting Compensation for our Named Executive Officers

Executive compensation is set by the Compensation Committee, in collaboration with the compensation consultant and management.

Role of Compensation Committee

The Compensation Committee determines executive compensation. The Compensation Committee, comprised entirely of independent directors, sets compensation policy and administers our executive compensation program. The Compensation Committee acts independently, but works closely with our Board of Directors and members of management. The Compensation Committee has responsibility for setting the components of the CEO’s compensation and uses the assistance of Pay Governance, its independent compensation consultant, in determining executive compensation. The Chairman of our Compensation Committee takes an active role in meeting with Pay Governance. Our CEO, with the assistance of Pay Governance and our Chief Administrative Officer, develops initial recommendations for the other NEOs for the Compensation Committee’s consideration.

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Role of Independent Compensation Consultant

The Compensation Committee has the authority to engage an external compensation consultant to assist them by providing information, analysis and other advice relating to the compensation of our NEOs. The compensation consultant reports directly to the Compensation Committee. The Compensation Committee has engaged Pay Governance as its independent compensation consultant to assist with fulfilling its responsibilities related to the oversight of the executive officer and non-employee director compensation. As part of the engagement of Pay Governance, the Compensation Committee annually considers the independence factors required under the NYSE corporate governance standards, including the applicable SEC rules, and has confirmed each year that Pay Governance remains independent.

The Compensation Committee has directed Pay Governance to review and assess the competitiveness of our executive officer and director compensation practices and advise the Compensation Committee with respect to those compensation practices, including salary, incentive plans, benefits and equity awards for our executive officers and retainers, meeting fees and equity awards for our directors. Representatives of Pay Governance meet regularly with the Compensation Committee and the Compensation Committee has generally evaluated and considered Pay Governance’s reports and recommendations.

Role of Management

Our CEO and Chief Administrative Officer assist the Compensation Committee in designing and managing our executive compensation program. Our CEO attends meetings and makes recommendations to the Compensation Committee on the compensation of other NEOs. Our Chief Risk Management Officer advises the Compensation Committee on risk mitigation and assessment of compensation risk. None of our NEOs provide recommendations with respect to their own compensation.

Market Data Review

Market pay levels and practices, including those of a self-selected peer group, are one of many factors the Compensation Committee considers in making executive compensation decisions. Market information provides an external frame of reference on the range and reasonableness of compensation levels and practices, and is used as a data point in decision-making and not as a primary factor. Internal considerations, competitive factors and the Company’s evolution are other factors the Compensation Committee considers in setting executive compensation.

The Compensation Committee evaluates the Company’s executive compensation peer group on an annual basis, with adjustments made as appropriate to maintain comparability among the peer group companies. In 2023, the Compensation Committee reviewed the Company’s executive compensation peer group from the prior year, with input from Pay Governance, to inform its decisions for 2024 executive compensation. The directive from the Compensation Committee in 2023 for setting executive compensation for 2024 was to continue to target companies with a focus in Fintech to recognize the Company’s evolving business model.

In its peer group analysis for 2024 executive compensation, the Compensation Committee considered several factors, including median market capitalization, asset size, revenue size, geography, investment in Fintech, complexity of the organization, and similarity of business lines and services and products offered to those of the Company. Based on this evaluation, the Compensation Committee made the following changes to its peer group from the prior year to select the peer group used in 2024 executive compensation decisions: (1) removed Southside Bancshares and TrustCo Bank Corp, and (2) added Axos Financial and Triumph Financial. These changes were made to improve relative market cap positioning of the Company among the peer companies and to increase the representation of tech-forward banks. After completing this analysis and

34	National Bank Holdings Corporation

review, the Compensation Committee approved the following peer group of 20 institutions for setting executive compensation for 2024:

Amerant Bancorp Inc.	Heritage Financial Corporation
Axos Financial, Inc.	Independent Bank Corporation
Brookline Bancorp, Inc.	Lakeland Financial Corporation
ConnectOne Bancorp, Inc.	OceanFirst Financial Corp.
Customers Bancorp	Pathward Financial, Inc.
CVB Financial Corp.	Preferred Bank
Eagle Bancorp, Inc.	The Bancorp, Inc.
Enterprise Financial Services Corp	Stock Yards Bancorp, Inc.
First Foundation Inc.	Triumph Financial, Inc.
Flushing Financial Corporation	Veritex Holdings, Inc.

The companies in the resulting executive compensation peer group have a median market capitalization of $1 billion (as of June 30, 2023), ranging from approximately $265 million to approximately $2.3 billion. In 2024, the Compensation Committee again conducted its annual review of the executive compensation peer group, and determined, with the assistance of Pay Governance, that the peer group set forth above continues to have strong alignment with the Company, and the Compensation Committee will continue to reference the same peer group in making decisions with respect to 2025 executive compensation. We believe the peers selected are a diverse group of financial institutions that provide the necessary breadth to be meaningful in evaluating NEO compensation.

Pay Governance summarized and provided the Compensation Committee with market data relating to base salaries, short-term cash bonuses, long-term equity awards, and total compensation for each of the top five officers at these peer companies, using the data provided in the peer company’s latest available proxy statement. The Compensation Committee also considers regional, as well as survey data from a larger segment of companies within the financial services industry. The Compensation Committee considered this information, together with other factors discussed in this CD&A, in determining NEO compensation.

Executive Compensation Framework

The Compensation Committee believes in variable compensation and paying for performance. This is demonstrated by the amount of at-risk pay with respect to the NEOs. For 2024, 73% of our CEO’s compensation was at-risk and 58% of the compensation for all other NEOs was at-risk.

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The Compensation Committee made the following determinations with respect to each of the compensation components further described below.

Base Salary

In 2024, the Compensation Committee, in conjunction with its annual review of peer data, reviewed market data provided by Pay Governance, its independent compensation consultant, which included both total compensation and overall salary levels relative to peers. In connection with that review the Compensation Committee determined to maintain base salary for Mr. Laney at the same level as 2023. In April 2024, the committee increased Mr. Birkans’ salary from $495,000 to $525,000, Mr. Newfield’s salary from $412,000 to $430,000, and Ms. Petrucci’s and Mr. Randall’s salaries from $330,000 to $350,000. In addition, the Committee approved an increase to Ms. Van Denabeele’s salary from $290,000 to $340,000 in connection with her appointment to Chief Financial Officer on September 10, 2024.

Executive Short-Term Incentive Plan Compensation

2024 Executive Short-Term Incentive Plan Design

The Compensation Committee awards cash incentive compensation pursuant to the terms of the 2024 STIP, which was established pursuant to the 2023 Omnibus Incentive Plan. Under the 2024 STIP, the minimum payout is 0% if certain thresholds are not met, and the maximum payout is 157.5% of the target opportunity for the HoldCo executives in the event of exceptional individual performance, and 192.5% with respect to Mr. Randall in the event of exceptional line of business performance or exceptional individual performance. The below reflects the payout opportunity structure:

Named Executive Officer	Base salary(1)	Threshold as % of target	Threshold payout	Target as % of salary		Target payout	Maximum as % of target	Maximum payout
G. Timothy Laney	$850,000	50%	$425,000	100%		$850,000	157.5%	$1,338,750
Aldis Birkans	$518,077	50%	$207,231	80%		$414,462	157.5%	$652,777
Nicole L. Van Denabeele	$292,692	50%	$68,344	47%	(2)	$136,687	157.5%	$215,282
Richard U. Newfield, Jr.	$425,846	50%	$138,400	65%		$276,800	157.5%	$435,960
Angela N. Petrucci	$345,385	50%	$103,615	60%		$207,231	157.5%	$326,389
Christopher S. Randall	$345,385	50%	$94,981	55%		$189,962	192.5%	$365,676
(1)	Amounts in this column reflects the earnings paid in 2024 (“STIP Eligible Earnings”).
(2)	Target of 60% was pro-rated to reflect appointment as CFO on September 10, 2024.

2024 STIP Structure

In its establishment of the 2024 STIP, the Compensation Committee determined that payouts should be based on the attainment of quantitative financial metrics as well as a qualitative assessment of certain objectives and individual performance. The Compensation Committee determined that with respect to Messrs. Laney, Newfield, Birkans and Mses. Petrucci and Van Denabeele, 70% of the total 2024 STIP bonus should be based on the attainment of specific quantitative financial metrics (“HoldCo Metrics”) as interpolated for performance between threshold, target and maximum levels of performance. With respect to Mr. Randall, the Compensation Committee determined that 10% of the total 2024 STIP bonus should be based upon the same HoldCo Metrics, and that 70% should be based upon the performance of the business groups that he leads. There is no payout with respect to a given metric if the threshold level of performance is not achieved.

The financial metrics and relative targets established are a reflection of what the Compensation Committee deemed important in the beginning of 2024 to align the NEOs’ performance with the achievement of the Company’s strategic goals for 2024 as well as key long-term financial targets. Specifically, Core Net Income and Asset Quality (Non-Performing Assets Ratio)(each as defined below) were selected as the most important metrics in driving overall corporate performance of the HoldCo executives while line of business-specific loan and deposit growth as well as line of business contribution were each deemed important for Mr. Randall.

36	National Bank Holdings Corporation

In addition, with respect to Messrs. Laney, Newfield, Birkans and Mses. Petrucci and Van Denabeele, the Compensation Committee determined that 30% of the 2024 STIP bonus should be based on a qualitative assessment, with 15% of the 2024 STIP based on Enterprise Risk Management (“ERM”) and Doing Good efforts and the remaining 15% based upon an individual assessment of each officer, as further described below. With respect to Mr. Randall, the Compensation Committee determined that 20% of the 2024 STIP bonus should be based on a qualitative assessment, with 5% based on ERM and Doing Good efforts, and the remaining 15% based upon his individual assessment, as further described below.

2024 STIP Goal Setting

In establishing the performance metrics for the 2024 STIP, the Compensation Committee focused on the financial metrics that play the most significant role in driving the Company to meet its corporate objectives. Every year, the Company undertakes a rigorous financial planning process geared around establishing targets for performance that will enhance the Company’s franchise value and return for shareholders. The Compensation Committee reviews the metrics that are most aligned with the strategic objectives of the Company and which are most aligned with the interest of shareholders.

In setting the target level of performance for each of the financial metrics, the Compensation Committee considered the Company’s annual profit plan that is developed through the aforementioned planning process, strategic objectives for the Company as well as projected economic conditions for the upcoming year. Our annual profit plan for 2024 factored in key assumptions regarding credit performance metrics of our loan portfolio relative to peers. The Company, in keeping with its normal process, did not factor in any impacts from any potential merger and acquisition activity or economic activity beyond its control such as interest rate changes that might occur during 2024 or any other global macroeconomic impacts.

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Review of 2024 STIP Performance Metrics Results by the Compensation Committee

As part of its role in overseeing and approving NEO compensation, the Compensation Committee reviewed and evaluated the actual achievement levels with respect to each performance metric under the 2024 STIP.

The following is a summary of the specific performance metrics established by the Compensation Committee for 2024 (as further described above), including the actual results for each metric with respect to Messrs. Laney, Birkans, Newfield and Mses. Petrucci and Van Denabeele:

Performance Metrics	Weighting	Threshold	Target	Maximum	Actual	Weighting Achieved
Core Net Income ($ in thousands)(1)	40%	$102,129	$120,152	$126,160	$124,395	54.1%
Asset Quality (Non-Performing Assets Ratio)(2)	30%	0.80%	0.65%	0.50%	0.47%	45.0%
ERM & Doing Good(3)	15%	80%	100%	120%	115%	20.6%
Payout Range for Each Metric		50%	100%	150%

Qualitative – Individual(5)	15%	80%	100%	120%	80-120%	7.5-15%
Payout Range for Metric		50%	100%	150% or 200%*
					TOTAL PAYOUT:	127.2-142.2%*

*Each HoldCo Executive may receive a payout of 200% for exceptional individual performance.

With respect to Mr. Randall, 30% of his 2024 STIP bonus was dependent upon the achievement of the above-listed factors with the remaining 70% of his 2024 STIP bonus based upon the performance of specific profitability and loan and deposit growth goals for the lines of business he oversees. The following is a summary of the specific performance metrics established by the Compensation Committee for 2024, including the actual results for each metric with respect to Mr. Randall:

Performance Metrics	Weighting	Threshold	Target	Maximum	Actual	Weighting Achieved
Core Net Income ($ in thousands)(1)	5.0%	$102,129	$120,152	$126,160	$124,395	6.8%
Asset Quality (Non-Performing Assets Ratio)(2)	5.0%	0.80%	0.65%	0.50%	0.47%	7.5%
ERM & Doing Good (Qualitative)(3)	5.0%	80%	100%	120%	115%	6.9%
Line of Business Specific Metrics(4)*	70%	60%	100%	120%	varies	15.0%
Qualitative – Individual(5)*	15%	80%	100%	120%	80%	7.5%

STIP Payout as a Percentage of Target		50%	100%	150%*	TOTAL:	43.6%

*Mr. Randall may receive a payout of up to 200% for exceptional line of business results or individual performance, as determined by the Compensation Committee for these specific metrics.

Metric Definitions:

(1)	Core Net Income is defined as net income under GAAP, as adjusted to eliminate the effects of the following: (a) changes in law or accounting principles, (b) one-time effects of mergers and acquisitions costs, (c) gains or losses on the extinguishment of debt or sale of investment securities, (d) restructuring charges, and (e) other extraordinary items that the committee deems appropriate.

(2)	Non-Performing Assets Ratio is the ratio of non-performing assets to total loans and OREO.

38	National Bank Holdings Corporation

(3)	ERM and Doing Good factors include prudent management of enterprise risk, which includes, but is not limited to, credit and underwriting risk, financial accounting and related controls risk, legal risk, compliance and BSA/AML risk, operational and transaction risk, interest rate risk and reputation risk. In addition, quality of regulatory relationships is considered. This metric will also consider the Company’s efforts towards the Company’s Doing Good initiatives.

(4)	Line of Business-Specific Metrics include certain goals around deposit growth, loan growth and direct contribution for specific areas of responsibility. For Mr. Randall, his metrics relate to the Commercial, Specialty and Business Banking lines of business within the Company.

(5)	Qualitative - Individual factors include execution of strategic goals and objectives, building and fostering a values-based culture/organization, adherence to Company’s core values, and individual contributions to the Company’s performance.*

* The individual performance results for each Named Executive Officer are discussed below.

ERM and Doing Good. With respect to this qualitative metric, the Compensation Committee considered several factors, including:

●	Strong asset quality, including a tier 1 capital ratio of 13.2%
●	Positive regulatory standing and continued strong regulatory relationships
●	Risk Management policies and practices remained strong
●	Further diversification of NBH’s sources of liquidity
●	Exceeded associate volunteer hours by more than 200% of our goal
●	Maintained participation rate in 401K
●	Raised money for local charities and fostered community engagement through our ninth Do More Challenge and second Do More Concert
●	Launched first ever Week of Caring with over 90 organizations served
●	Maintained goals for environmental efficiencies

These considerations resulted in the achievement of this performance component at a 115% achievement level, or 138% of the target level payout.

Qualitative Individual. For this component, the Compensation Committee considered each NEO’s individual performance as follows:

●	G. Timothy Laney (120% achievement): With respect to Mr. Laney, the Compensation Committee considered Mr. Laney’s individual performance with respect to integrity, strategic vision, leadership, strategic planning, financial results, risk management, succession planning, talent management, communications and board and other shareholder relations. Of particular focus was Mr. Laney’s elevation of key talent within the organization, the quality of regulatory relationships and the further development of the Company’s 2UniFi strategy. The consideration of these factors resulted in the achievement of the individual performance component at a 120% achievement level, or 150% of the target level payout.

●	Aldis Birkans (120% achievement): With respect to Mr. Birkans, the Compensation Committee considered Mr. Birkans’ continued individual performance and successful transition into the role of President of the Company. In addition, Mr. Birkans played a significant role in the oversight of the growth of the Company’s Cambr program and Trust and Wealth management divisions. The consideration of these factors resulted in the achievement of the individual performance component at a 120% achievement level, or 150% of the target level payout.

●	Nicole L. Van Denabeele (115% achievement): With respect to Ms. Van Denabeele, the Compensation Committee considered Ms. Van Denabeele’s advancement into the Chief Financial Officer role, as well as Mr. Laney’s recommendation and evaluation of Ms. Van Denabeele’s performance. In consideration of this performance, Ms. Van Denabeele successfully transitioned her accounting and finance teams and undertook a key role in the Company’s financial planning process.

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The consideration of these factors resulted in the achievement of the individual performance component at a 115% achievement level, or 138% of the target level payout.

●	Richard U. Newfield, Jr. (80% achievement): With respect to Mr. Newfield, the Compensation Committee considered a number of factors, including Mr. Laney’s recommendation and evaluation of Mr. Newfield’s performance. In consideration of his performance, Mr. Newfield maintained continued strong regulatory relationships and further diversified his teams by hiring key talent within the organization. In addition, the Committee considered Mr. Newfield’s performance against internal risk management goals. The consideration of these factors resulted in the achievement of the individual performance component at an 80% achievement level, or 50% of the target level payout.

●	Angela N. Petrucci (120% achievement): With respect to Ms. Petrucci, the Compensation Committee considered Ms. Petrucci’s further development in the Chief Administrative Officer role, as well as Mr. Laney’s recommendation and evaluation of Ms. Petrucci’s performance. In consideration of this performance, Ms. Petrucci further diversified talent within her organization and throughout the organization and played a key role facilitating the Company’s regulatory relationships. The consideration of these factors resulted in the achievement of the individual performance component at a 120% achievement level, or 150% of the target level payout.

●	Christopher S. Randall (80% achievement): With respect to Mr. Randall, the Compensation Committee considered Mr. Randall’s contributions to the Company’s performance, as well as Mr. Laney’s recommendation and evaluation of Mr. Randall’s performance. In particular, the Committee considered Mr. Randall’s development and oversight of key leadership within the Company’s Commercial Banking, Business Banking and Specialty Banking Groups, the group’s contributions with respect to overall loan growth as well as credit metrics and the performance of the Company’s commercial loan portfolio. The consideration of these factors resulted in the achievement of the individual performance component at a 80% achievement level, or 50% of the target level payout.

Final STIP Payouts for 2024

f
Named Executive Officer	Total Calculated Payout under the 2024 STIP (as a percentage of target)	Total STIP payment for 2024
G. Timothy Laney	142.2%	$1,208,700
Aldis Birkans	142.2%	$589,570
Nicole L. Van Denabeele	140.4%	$191,874
Richard U. Newfield, Jr.	127.2%	$352,227
Angela N. Petrucci	142.2%	$294,785
Christopher S. Randall	43.6%	$83,000

40	National Bank Holdings Corporation

Equity Compensation

2024 Long-Term Equity Awards and Equity Mix

The equity awards granted in 2024 took the following forms:

1.	Three-Year Performance Stock Unit Awards (PSUs)
2.	Time-Based Restricted Stock Awards

The target equity mix for the CEO and the other NEOs is 50% performance-based for the standard annual equity awards granted in 2024.

Target NEO Equity Mix

Restricted Stock
50%
Performance
Stock Units
50%
Performance-based
50%

The Compensation Committee approved the following equity award amounts granted to the NEOs in 2024:

Named Executive Officer	Total equity award value as a percentage of salary(1)	Equity award value(2)	Approximate value of PSUs	Approximate value of restricted stock
G. Timothy Laney	196%	$1,665,000	50%	50%
Aldis Birkans	146%	$687,250	50%	50%
Nicole L. Van Denabeele	34%	$117,000	31%	69%
Richard U. Newfield, Jr.	103%	$420,000	50%	50%
Angela N. Petrucci	87%	$283,000	50%	50%
Christopher S. Randall	79%	$254,250	50%	50%
(1)	The equity percentages are based on the annualized salary for each of the executives for 2023 as follows: $850,000 for Mr. Laney, $469,846 for Mr. Birkans, $406,000 for Mr. Newfield, $326,538 for Ms. Petrucci and $320,769 for Mr. Randall. Ms. Van Denabeele’s equity percentage is based on the annualized salary that was in effect at the time of her appointment to CFO ($340,000).
(2)	Reflects the equity award amounts attributable to the annual equity grants for each NEO. Ms. Van Denabeele received her annual grant while still serving as Chief Accounting Officer. Upon her appointment to CFO, she received a pro-rated grant to account for time served as CFO in 2024.

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Three-Year Performance Stock Unit Award

In 2024, the Compensation Committee granted a long-term performance stock unit award (“PSU Award”) that vests based on the Company’s achievement of three metrics over a three-year performance period (covering January 1, 2024 through December 31, 2026). The Compensation Committee determined it was appropriate to divide the PSU Award among one Company-based financial performance metrics (3-year adjusted earnings per share and two relative market-based metrics (3-year relative total shareholder return and relative return on total assets). In modifying the awards structure, the Compensation Committee evaluated key measures of performance and determined that a relative return on total assets measure coupled with total shareholder return was meaningful while also looking at the Company’s performance with respect to earnings per share over a three-year period. The Compensation Committee currently believes this structure is important to properly incentivize performance by executives within the Company and closely align with the long-term creation of shareholder value.

The PSU Award will vest on April 1, 2027 and the number of shares delivered will be based upon the Compensation Committee’s certification of the attainment of the results at the end of the three-year performance period. The number of shares delivered under the award will be based upon an interpolation of threshold, target and maximum performance levels. The equity payouts at threshold, target, and maximum levels are 50%, 100% and 150%, respectively. In addition, dividends accrue during the three-year performance period and are paid in proportion to the number of earned performance stock units on the vesting date. The three financial metrics and respective weightings for the PSU Award are as follows:

Performance Metric	Award Value Weighting	Threshold	Target	Maximum
Cumulative Adjusted Earnings Per Share (EPS)(1)	33%	$8.44	$9.93	$10.43
Relative Return on Tangible Assets (ROTA)(2)	33%	35th	50th	75th
3-year Relative Total Shareholder Return (TSR) (percentile rank)(3)	33%	35th	50th	75th
Equity Payout Amount	100%	50%	100%	150%
(1)	Cumulative Adjusted EPS means the sum of the Company’s earnings per share under GAAP for each of the fiscal years during the performance period, as reported in the Company’s audited financial statements in the Company’s Annual Report on Form 10-K, as adjusted to eliminate the effects of the following: (a) changes in law or accounting principles, (b) one-time effects of mergers and acquisitions charges, (c) gains or losses on the extinguishment of debt or the sale of investment securities, (d) restructuring charges and (e) other extraordinary items that the Compensation Committee deems appropriate (collectively, “Discretionary Adjustments”).

(2)	ROTA is measured against the ROTA for companies in the S&P 600 Regional Bank Group. If the Company has a negative ROTA for any calendar year during the Performance Period, ROTA-based shares will not settle for more than target. The Compensation Committee shall have the discretion to adjust ROTA for certain Discretionary Adjustments provided that the corresponding Discretionary Adjustment has been made across all respective companies in the S&P 600 Regional Bank Group.

(3)	TSR is measured against the TSR for companies in the S&P 600 Regional Bank Group as of January 1, 2024 and assumes dividends are reinvested in company shares on the ex-dividend date. If the Company has a negative TSR for the performance period, TSR-based shares will not settle for more than target.

The Company believes the PSU Award is important because it aligns a significant portion of the executive’s compensation against performance over an extended period and aligns the performance goals with the long-term corporate objectives of the Company. The Company believes linking compensation to long-term Company performance encourages prudent risk management and discourages excessive risk taking for short-term gain. Moreover, the Compensation Committee allocated equal weighting across all three metrics given their relative impact on the financial performance of the Company and contribution to shareholder value.

42	National Bank Holdings Corporation

Restricted Stock

The Compensation Committee also awarded equity to each of our NEOs in the form of restricted stock that vest in one-third increments over three years. The Compensation Committee believes equity in this form is still an important element to ensure retention of its key executives.

Vesting of 2022 Performance Stock Unit Award

The performance stock units that were previously granted in 2022 were subject to performance vesting conditions tied to the Company’s cumulative adjusted earnings per share and total shareholder return relative to a defined group of peer banks within the KBW Nasdaq Regional Banking Index (KRX Index) as of January 1, 2022, in each case over the period from January 1, 2022 to December 31, 2024.

For the 2022 performance stock units, the Compensation Committee selected two performance metrics: a single Company-based financial performance metric, 3-year adjusted earnings per share (EPS), and a single relative market-based metric of a relative total shareholder return (TSR). The Compensation Committee believed that the two metrics were important to properly incentivize performance by executives within the Company and closely align with the long-term creation of shareholder value. The TSR metric also includes a governor that caps the potential payout at 100% of target if our TSR is negative during the performance period. The Compensation Committee believes this governor provides important balance such that if our shareholder returns are not up to standards, the NEOs will not receive an above-target award.

The actual achievement under the relative TSR metric was 36th percentile performance (number 31 out of 48 companies). With respect to the EPS metric, the Company achieved a 3-year adjusted EPS of $10.53.

In 2025, the Compensation Committee reviewed the Company’s actual performance against the EPS and relative TSR targets (as further described below) and confirmed that the awards achieved a payout of 111% of target. A summary of the Company’s performance as measured against the targets, and the resulting payout, is set forth below:

		Performance Goals			Results
Performance Metric	Award Value Weighting	Threshold (50% Payout)	Target (100% Payout)	Max (150% Payout)	Actual Performance	Percent of Target Payout
Cumulative Adjusted Earnings Per Share (EPS) (1)	60%	$7.50	$8.82	$9.26	$10.53	150%
3-year Relative TSR (percentile rank) (2)	40%	35th	50th	75th	36th	53%
					Total:	111%
(1)	Cumulative Adjusted EPS means the sum of the Company’s earnings per share under GAAP for each of the fiscal years during the performance period, as reported in the Company’s audited financial statements in the Company’s Annual Report on Form 10-K, as adjusted to eliminate the effects of the following: (a) changes in law or accounting principles, (b) one-time effects of mergers and acquisitions charges, (c) gains or losses on the extinguishment of debt or the sale of investment securities, (d) restructuring charges and (e) other extraordinary items that the Compensation Committee deems appropriate.
(2)	TSR is measured against the TSR for companies in the KRX Index as of January 1, 2022 and assumes dividends are reinvested in additional shares on the ex-dividend date. If the Company has a negative absolute TSR for the three-year cumulative performance period, TSR-based shares will not settle for more than target.

Stock Ownership Guidelines

We believe that ownership of our stock helps align the interests of certain of our key executives with those of shareholders and emphasizes the long-term aspects of equity-based compensation. The Board adopted minimum stock ownership thresholds (the “Executive Minimum Ownership Thresholds”) as part of the stock

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ownership guidelines applicable to our HoldCo Executives (the “Executive Stock Ownership Guidelines”) as shown in the table below.

Under the Executive Stock Ownership Guidelines, only vested restricted shares and shares owned outright, count towards the Executive Minimum Ownership Thresholds. Unvested restricted shares and unexercised stock options do not count. In addition, HoldCo Executives who have not yet achieved the Executive Minimum Ownership Thresholds are required to retain 50% of the after-tax portion of vested stock awards and exercised options until the threshold is met.

As of March 10, 2024, Messrs. Laney and Newfield had achieved their respective Executive Minimum Ownership Threshold. Mr. Birkans and Mses. Petrucci and Van Denabeele became subject to the guidelines in connection with their appointments as (1) with respect to Mr. Birkans, the Chief Financial Officer in August 2018 and subsequent appointment as President in September 2024, (2) with respect to Ms. Petrucci, the Chief Administrative Officer and General Counsel in July 2020, and (3) with respect to Ms. Van Denabeele, the Chief Financial Officer in September 2024, and have not yet met their Executive Minimum Ownership Thresholds.

Title:	Guidelines require owning:

Chief Executive Officer	5 times base salary

President	4 times base salary

Chief Financial Officer	3 times base salary

Chief Risk Management Officer	2 times base salary

Chief Administrative Officer	2 times base salary

Insider Trading Restrictions and Anti-Hedging and Anti-Pledging

To further strengthen the alignment between stock ownership and the interests or our shareholders, we maintain an Insider Trading Policy that governs the purchase, sale, and other transactions in our securities by our directors, officers, and associates that is reasonably designed to promote compliance with insider trading laws, rules, and regulations, as well as applicable listing standards. This policy prohibits trading in our securities when any of these individuals (or their family members or entities that they control) are in possession of material non-public information. The policy also provides for “black-out periods” during which certain individuals are prohibited from transacting in the Company’s securities, as well as pre-clearance procedures for certain individuals, including all executive officers and directors, before engaging in certain transactions.

Our Insider Trading Policy also prohibits every director, officer, associate (including persons employed on a temporary or contract basis or through a staffing agency), and consultant of the Company and its subsidiaries from engaging in short sales, including sales with delayed delivery and any hedging transactions with respect to the Company’s securities. Such hedging transactions include, but are not limited to, the use of prepaid variable forward contracts, equity swaps, collars and exchange funds that are intended to offset any decrease in the value of the Company’s securities. In addition, pledging or hypothecation of Company’s securities by designated persons (including the NEOs) under the Company’s Insider Trading Policy is prohibited.

A copy of our Insider Trading Policy can be found as Exhibit 19.1 to our Annual Report on Form 10-K for the year ended December 31, 2024.

It is the Company’s policy to comply with applicable insider trading laws, rules and regulations, and any exchange listing standards when engaging in transactions in the Company’s securities.

44	National Bank Holdings Corporation

Policies and Practices Related to the Timing of Equity Awards

In 2024, we did not grant any stock options, stock appreciation rights or similar awards and we do not currently plan to grant stock options, stock appreciation rights or other similar appreciation-based awards as incentive compensation to any executive officer, director or employee. Accordingly, the Compensation Committee does not time the disclosure of material non-public information for the purpose of affecting the value of executive compensation, and it does not take material non-public information into account when determining the timing and terms of such awards.

Although we have not adopted a formal policy regarding the timing of equity award grants, including stock option grants, the Compensation Committee generally approves equity award grants during a regularly scheduled meeting in the first quarter of the fiscal year. The Compensation Committee does not grant equity awards in anticipation of the release of material non-public information, nor is the timing of disclosures of material non-public information based on equity award grant dates.

Clawback Policy

Each HoldCo Executive’s employment agreement contains a clawback provision, which requires, if the Company is required to prepare an accounting restatement due to material noncompliance of the Company with any financial reporting requirement as a result of misconduct, the executive to reimburse the Company for all amounts received under any incentive compensation plans and any gains realized on the sale of the Company’s securities, in each case during the 12 month period following the first public issuance or filing with the SEC (whichever first occurs) of the financial document embodying such financial reporting requirement. The clawback provision also provides that if the executive is found guilty of misconduct by any judicial or administrative authority in connection with any (1) formal investigation by the SEC or (2) other federal or state regulatory investigation, the Compensation Committee may require the repayment of any gain realized on the exercise of an award under any equity compensation plan without regard to the timing of the determination of misconduct in relation to the timing of the exercise of the award.

In addition, each NEO’s equity award agreements include a similar clawback provision, including a clause whereby if the executive has engaged in a serious breach of conduct, the Compensation Committee may require the executive to forfeit the unvested award and/or require the executive to repay any amounts realized upon the vesting of the award or on the subsequent sale of the shares underlying the award.

In addition to the Company’s rights under the individual contractual clawback provisions, the Compensation Committee adopted a Compensation Recovery Policy in November 2023 designed to implement the mandatory incentive-based compensation recovery in compliance with applicable SEC and NYSE rules. The new recovery policy applies to the company’s executive officers and requires recovery of incentive-based compensation erroneously received by executive officers after an accounting restatement as required under those rules.

Compensation Risk

Our Compensation Committee is responsible for the oversight of our compensation of associates and for the risk management as it relates to compensation. We are also subject to regulatory oversight and reviews, whereby our compensation practices are subject to the review of our regulators and any restrictions or requirements that may be imposed upon us. We conducted an analysis and risk assessment of our incentive compensation programs for 2024. After reviewing our executive and broad-based incentive compensation programs, the Compensation Committee determined that our overall compensation policies and practices do not create risks that are reasonably likely to have a material adverse effect on our Company and do not promote unnecessary risk-taking on the part of our executives and other plan participants.

Compensation Disclosure Controls

The Compensation Committee also assessed the compensation disclosure controls that management has in place to ensure proper disclosure of compensation data. The Compensation Committee approved those controls after review and discussion with management.

2025 Annual Proxy Statement	45

Use of Corporate Aircraft

For reasons of business efficiency and continued security-related concerns (including personal and cyber security as well as privacy of business information and communications), the Company owns and operates a corporate aircraft. The use of the corporate aircraft is primarily for business purposes and is governed by the Board approved Airplane Use Policy. In addition to business travel, this policy provides our HoldCo Executives with limited personal use of the Corporate-owned aircraft, without reimbursement to the Company, as follows: CEO up to a maximum of 40 flight hours per year; President up to a maximum of 20 flight hours per year; and CFO, CRMO, and CAO up to a maximum of 10 flight hours per year. In the event that any covered executive exceeds their respective hours in a specific year, they shall each be required to reimburse the Company for the full incremental costs of such use under a time sharing agreement that each of the above individuals has entered into with the Company. In 2024, the value of the personal use of the Corporate-owned aircraft for our CEO, President, and CAO is $146,871, $48,546 and $15,742, respectively. Our current CFO and CRMO did not utilize the Corporate-owned aircraft for personal purposes in 2024.

Tax Considerations

The Internal Revenue Code of 1986, as amended, generally limits a public company’s corporate income tax deduction for compensation to $1 million per year for all individuals who are considered covered employees, including our NEOs. The Compensation Committee implements compensation programs that it believes are competitive, will attract and retain executive talent and are in the best interests of the Company and its shareholders. Accordingly, the compensation awarded under the programs approved by the Compensation Committee may provide for non-deductible payments or benefits.

Compensation Committee Report

The Compensation Committee has reviewed and discussed with management the following Compensation Discussion and Analysis (“CD&A”). Based on this review and these discussions, the Compensation Committee has recommended to the Board that the CD&A be included in this proxy statement and incorporated by reference in our 2024 Annual Report on Form 10-K for filing with the SEC.

Members of the Compensation Committee:

Art Zeile, Chair
Ralph W. Clermont
Robert E. Dean Alka Gupta

46	National Bank Holdings Corporation

Executive Compensation Tables

The following tables, accompanying footnotes and narrative provide information about compensation paid to the Company’s NEOs as described in the CD&A.

Summary Compensation Table

The following summary compensation table sets forth the total compensation paid or accrued for the years ended December 31, 2024, 2023 and 2022 (as applicable) for each of our NEOs.

							Nonqualified
						Non-equity	deferred
				Stock	Option	incentive plan	compensation	All other
Name and principal		Salary	Bonus	awards	awards	compensation	earnings	compensation		Total
position	Year	($)	($)	($)(1)	($)(2)	($)(3)	($)(4)	($)		($)

G. Timothy Laney	2024	850,000	—	1,664,934	—	1,208,700	—	222,205	(5)	3,945,839
Chairman and	2023	850,000	—	1,160,363	281,148	1,114,350	—	172,240		3,578,101
Chief Executive Officer	2022	826,923	—	839,909	209,995	1,302,404	—	111,158		3,290,389

Aldis Birkans	2024	518,077	—	687,190	—	589,570	4,771	88,999	(6)	1,888,607
President	2023	469,846	—	373,643	92,046	461,652	2,688	61,764		1,461,640
(Former Chief Financial Officer)	2022	383,461	—	359,961	89,990	452,964	1,629	55,700		1,343,705

Nicole L. Van Denabeele	2024	292,692	—	116,888	—	191,874	—	238,138	(7)	839,592
Chief Financial Officer	—	—	—	—	—	—	—	—		—
	—	—	—	—	—	—	—	—		—

Richard U. Newfield, Jr.	2024	425,846	—	419,916	—	352,227	10,634	36,995	(8)	1,245,618
EVP, Chief Risk	2023	406,000	—	262,653	65,196	345,730	6,033	42,252		1,127,864
Management Officer	2022	383,462	—	294,294	73,598	392,568	5,015	39,621		1,188,558

Angela N. Petrucci	2024	345,385	—	282,994	—	294,785	99	36,774	(9)	960,037
EVP, Chief Administrative	2023	326,538	—	175,650	43,446	256,675	50	18,866		821,225
Officer & General Counsel	2022	310,385	—	165,156	41,300	293,313	20	26,494		836,668

Christopher S. Randall	2024	345,385	—	254,168	—	83,000	—	6,077	(10)	688,630
EVP, Commercial, Specialty	2023	320,769	—	181,562	45,392	155,250	—	7,565		710,538
and Business Banking	2022	290,000	—	150,781	37,697	193,779	—	6,909		679,166
(1)	The amounts in this column reflect the grant date fair value of the restricted stock awarded to our NEOs, determined in accordance with FASB ASC Topic 718. See Note 16, “Stock-Based Compensation and Benefits” of our consolidated financial statements filed with the SEC on Form 10-K for the fiscal year ended December 31, 2024 for an explanation of the assumptions made in valuing these awards.

With respect to the performance stock units granted in 2022 and 2023 please refer to our Form 10-K for the fiscal year ended December 31, 2024, Note 16, Stock-based Compensation and Benefits, Performance stock units section.

Pursuant to SEC rules, for the first part of the performance stock units that are subject to performance conditions (the cumulative EPS metric), the value of such award assuming the highest level of performance condition is achieved under the 2022, 2023, and 2024 awards is $472,444, $632,595, and $416,209, respectively, for Mr. Laney, $202,476, $207,084, and $171,774, respectively, for Mr. Birkans, $17,953 for Ms. Van Denabeele (for 2024 only), $165,545, $146,655, and $104,955, respectively, for Mr. Newfield, $92,909, $97,720, and $70,749, respectively, for Ms. Petrucci, and $84,824, $102,137, and $63,526 respectively, for Mr. Randall.

For the second part of the performance stock units that are subject to performance conditions (the relative ROTA metric), the value of such award assuming the highest level of performance condition is achieved under the 2024 award is $416,209 for Mr. Laney, $171,774 for Mr. Birkans, $17,953 for Ms. Van Denabeele, $104,955 for Mr. Newfield, $70,749 for Ms. Petrucci, and $63,526 for Mr. Randall.

For that part of the performance stock units that is subject to market conditions (the TSR metric), the potential maximum value is factored into the calculated grant date fair value for the 2022, 2023, and 2024 awards, which is $314,976, $421,730, and $416,249, respectively, for Mr. Laney, $134,990, $138,047, and $171,810, respectively, for Mr. Birkans, $17,961 for Ms. Van Denabeele (for 2024 only), $110,350, $97,781, and $104,992, respectively, for Mr. Newfield, $61,917, $65,147, and $70,745, respectively, for Ms. Petrucci, and $56,523, $68,069, and $63,519, respectively, for Mr. Randall.

In 2023, the Company granted, Class B Units of 2UniFi, LLC, a wholly owned subsidiary, to each of Messrs. Laney, Birkans, Newfield and Ms. Petrucci, which had a grant date fair value of $35,750 for Mr. Laney, $5,500 for Mr. Birkans and $1,925 for Mr. Newfield and Ms. Petrucci, respectively. Such awards were previously disclosed in the Company’s annual proxy statement filed with the SEC for fiscal year ended December 31, 2023.

2025 Annual Proxy Statement	47

(2)	The amounts in this column reflect the grant date fair value of stock option awards granted to our NEOs, determined in accordance with FASB ASC Topic 718. The grant date fair value of the stock options is estimated using the Black-Scholes option pricing model. See Note 16, “Stock-Based Compensation and Benefits” of our consolidated financial statements filed with the SEC on Form 10-K for the fiscal year ended December 31, 2024 for an explanation of the assumptions made in valuing these awards.

(3)	Amounts in this column represent cash bonuses we paid under the 2024 STIP. See “Review of 2024 STIP Performance Metrics Results by the Compensation Committee” above.

(4)	Any amounts reported in this column represent the above-market portion of interest earned in a fixed rate investment option under our Nonqualified Deferred Compensation Plan.

(5)	Includes Company matching contributions to the 401(k) plan and Nonqualified Deferred Compensation Plan of $10,350 and $58,930, respectively, $146,871 representing the value of personal use of the corporate aircraft in 2024, and imputed income on life insurance premiums of $5,940.

(6)	Includes Company matching contributions to the 401(k) plan and Nonqualified Deferred Compensation Plan of $10,350 and $29,392, respectively, $48,546 representing the value of personal use of the corporate aircraft in 2024, and imputed income on life insurance premiums of $597.

(7)	Includes Company matching contributions to the 401(k) plan and Nonqualified Deferred Compensation Plan of $10,350 and $11,781, respectively, imputed income on life insurance premiums of $232, and in accordance with the relocation policy applicable to executives of the Company of $125,247 and $90,528 respectively for relocation benefits and certain income tax payments related to relocation expenses.

(8)	Includes Company matching contributions to the 401(k) plan and Nonqualified Deferred Compensation Plan of $10,350 and $23,957, respectively, and imputed income on life insurance premiums of $2,574.

(9)	Includes Company matching contributions to the 401(k) plan and Nonqualified Deferred Compensation Plan of $10,350 and $10,362, respectively, $15,742 representing the value of personal use of the corporate aircraft in 2024, and imputed income on life insurance premiums of $270.

(10)	Includes Company matching contributions to the Nonqualified Deferred Compensation Plan of $4,658 and imputed income on life insurance premiums of $1,419.

48	National Bank Holdings Corporation

2024 Grants of Plan-Based Awards

The following table sets forth certain information with respect to plan-based awards granted to each of our NEOs during 2024:

									All		All		Grant
									other		other		date
									stock		option		fair
									awards:		awards:	Exercise	value
									Number of		Number of	or base	of stock
			Estimated potential payouts under			Estimated future payouts under			shares		securities	price of	and
		Date of	non-equity incentive plan awards(1)			equity incentive plan awards(2)			of stock		underlying	option	option
		Committee	Threshold	Target	Maximum	Threshold	Target	Maximum	or units		options	awards	awards
Name	Grant date	Approval	($)	($)	($)	(#)	(#)	(#)	(#)		(#)	($/Sh)	($)(3)

G. Timothy Laney	—	—	425,000	850,000	1,338,750	—	—	—	—		—	—	—
	04/01/2024	02/27/2024	—	—	—	—	—	—	—		—	—	—
	04/01/2024	02/27/2024	—	—	—	—	—	—	23,510	(4)	—	—	832,489
	04/01/2024	02/27/2024	—	—	—	11,811	23,621	35,432	—		—	—	832,445

Aldis Birkans	—	—	207,231	414,462	652,777	—	—	—	—		—	—	—
	04/01/2024	02/27/2024	—	—	—	—	—	—	—		—	—	—
	04/01/2024	02/27/2024	—	—	—	—	—	—	9,704	(4)	—	—	343,619
	04/01/2024	02/27/2024	—	—	—	4,875	9,749	14,624	—		—	—	343,572

Nicole L. Van Denabeele	—	—	87,808	175,615	276,594	—	—	—	—		—	—	—
	04/01/2024	02/27/2024	—	—	—	—	—	—	—		—	—	—
	04/01/2024	02/27/2024	—	—	—	—	—	—	1,016	(4)	—	—	35,977
	04/01/2024	02/27/2024	—	—	—	510	1,019	1,529	—		—	—	35,911
	11/05/2024	11/05/2024	—	—	—	—	—	—	998	(5)	—	—	45,000

Richard U. Newfield, Jr.	—	—	138,400	276,800	435,960	—	—	—	—		—	—	—
	04/01/2024	02/27/2024	—	—	—	—	—	—	—		—	—	—
	04/01/2024	02/27/2024	—	—	—	—	—	—	5,930	(4)	—	—	209,981
	04/01/2024	02/27/2024	—	—	—	2,979	5,957	8,936	—		—	—	209,935

Angela N. Petrucci	—	—	103,615	207,231	326,389	—	—	—	—		—	—	—
	04/01/2024	02/27/2024	—	—	—	—	—	—	—		—	—	—
	04/01/2024	02/27/2024	—	—	—	—	—	—	3,996	(4)	—	—	141,498
	04/01/2024	02/27/2024	—	—	—	2,008	4,015	6,023	—		—	—	141,496

Christopher S. Randall	—	—	94,981	189,962	365,676	—	—	—	—		—	—	—
	04/01/2024	02/27/2024	—	—	—	—	—	—	—		—	—	—
	04/01/2024	02/27/2024	—	—	—	—	—	—	3,590	(4)	—	—	127,122
	04/01/2024	02/27/2024	—	—	—	1,803	3,605	5,408	—		—	—	127,047
(1)	Cash incentive bonuses under the 2024 STIP.

(2)	Represents the possible range of the performance stock units granted in 2024 under the 2023 Omnibus Incentive Plan. The performance stock units vest upon the achievement of specified performance criteria; please see “Three-Year Performance Stock Unit Award” above for more details. Dividend equivalents are accrued during the three-year performance period and paid upon vesting based on the number of units that vest.

(3)	The amounts in this column reflect the grant date fair value of the restricted stock and performance stock units awarded to the NEOs in 2024 in accordance with FASB ASC Topic 718. See Note 16, “Stock-Based Compensation and Benefits” of our consolidated financial statements filed with the SEC on Form 10-K for the fiscal year ended December 31, 2024 for an explanation of the assumptions made in valuing these awards. Specifically, the values for the performance stock units are based upon the Company’s stock price (for the EPS target portion) and by using a Monte Carlo Simulation (for the relative TSR target and ROTA target portions) as of the grant date, respectively. The actual number of shares earned for the performance stock units is dependent on the Company’s performance during the performance measuring period, therefore actual results may vary. For a more complete description of the criteria for payment of the performance stock units granted in 2024, please see "Three-Year Performance Stock Unit Award" above.

(4)	Represents time-based shares of restricted stock that vest, subject to the NEO’s continued service through the applicable vesting date, in three equal annual installments, the first of which will occur on April 28, 2025. Dividends are paid out on these shares at the same time and same rate as dividends are paid to other shareholders.

(5)	Represents time-based shares of restricted stock that vest, subject to the NEO’s continued service through the applicable vesting date, in three equal annual installments, the first of which will occur on October 1, 2025. Dividends are paid out on these shares at the same time and same rate as dividends are paid to other shareholders.

2025 Annual Proxy Statement	49

Outstanding Equity Awards at 2024 Fiscal Year-End

The following table provides information regarding outstanding equity awards held by each of our NEOs on December 31, 2024:

	Option Awards					Restricted Stock Awards			Performance-Based Awards
											Equity
											incentive
									Equity		plan
									incentive		awards:
									plan		Market or
									awards:		payout
									Number of		value of
						Number		Market	unearned		unearned
	Number of	Number of				of shares		value of	shares,		shares,
	securities	securities				or units		shares or	units or		units or
	underlying	underlying				of stock		units of	other		other
	unexercised	unexercised		Option		that		stock that	rights that		rights that
	options	options		exercise	Option	have not		have not	have not		have not
	exercisable	unexercisable		price	expiration	vested		vested	vested		vested
Name	(#)	(#)		($)	date	(#)		($)(1)	(#)		($)(1)

G. Timothy Laney	26,683	—		34.04	3/1/2027	2,572	(2)	110,750	20,507	(3)	883,031
	37,042	—		32.65	3/1/2028	8,403	(4)	361,833	22,994	(5)	990,122
	33,386	—		34.08	4/1/2029	23,510	(6)	1,012,341	23,621	(7)	1,017,120
	63,444	—		23.10	4/1/2030	65,000	(8)	—	—		—
	21,761	—		40.16	4/1/2031	—		—	—		—
	12,938	6,470	(2)	40.83	4/1/2032	—		—	—		—
	10,401	20,803	(4)	33.46	4/1/2033	—		—	—		—

Aldis Birkans	3,080	—		19.56	3/1/2026	1,102	(2)	47,452	8,789	(3)	378,454
	3,303	—		34.04	3/1/2027	2,751	(4)	118,458	7,527	(5)	324,113
	2,442	—		32.65	3/1/2028	9,704	(6)	417,854	9,749	(7)	419,792
	1,987	—		35.36	5/2/2028	10,000	(8)	—	—		—
	7,631	—		34.08	4/1/2029	—		—	—		—
	17,552	—		23.10	4/1/2030	—		—	—		—
	6,165	—		40.16	4/1/2031	—		—	—		—
	5,544	2,773	(2)	40.83	4/1/2032	—		—	—		—
	3,405	6,811	(4)	33.46	4/1/2033	—		—	—		—

Nicole L. Van Denabeele	1,106	—		40.16	4/1/2031	197	(2)	8,483	1,561	(3)	67,217
	984	494	(2)	40.83	4/1/2032	526	(4)	22,650	1,439	(5)	61,963
	—	1,302	(4)	33.46	4/1/2033	1,016	(6)	43,749	1,019	(7)	43,878
	—	—		—	—	998	(9)	42,974	—		—

Richard U. Newfield, Jr.	6,607	—		34.04	3/1/2027	901	(2)	38,797	7,186	(3)	309,429
	8,934	—		32.65	3/1/2028	1,948	(4)	83,881	5,331	(5)	229,553
	8,783	—		34.08	4/1/2029	5,930	(6)	255,346	5,957	(7)	256,508
	6,606	—		40.16	4/1/2031	3,500	(8)	—	—		—
	4,534	2,268	(2)	40.83	4/1/2032	—		—	—		—
	2,412	4,824	(4)	33.46	4/1/2033	—		—	—		—

Angela N. Petrucci	675	—		19.56	3/1/2026	507	(2)	21,831	4,033	(3)	173,661
	889	—		34.04	3/1/2027	1,298	(4)	55,892	3,552	(5)	152,949
	1,356	—		32.65	3/1/2028	3,996	(6)	172,068	4,015	(7)	172,886
	1,844	—		34.08	4/1/2029	3,500	(8)	—	—		—
	3,021	—		23.10	4/1/2030	—		—	—		—
	1,631	—		26.00	7/1/2030	—		—	—		—
	3,108	—		40.16	4/1/2031	—		—	—		—
	2,544	1,273	(2)	40.83	4/1/2032	—		—	—		—
	1,607	3,215	(4)	33.46	4/1/2033	—		—	—		—

Christopher S. Randall	2,096	—		34.04	3/1/2027	463	(2)	19,937	3,682	(3)	158,547
	6,309	—		32.65	3/1/2028	1,357	(4)	58,432	3,712	(5)	159,839
	5,683	—		34.08	4/1/2029	3,590	(6)	154,585	3,605	(7)	155,231
	3,021	—		23.10	4/1/2030	—		—	—		—
	3,704	—		40.16	4/1/2031	—		—	—		—
	2,322	1,162	(2)	40.83	4/1/2032	—		—	—		—
	1,679	3,359	(4)	33.46	4/1/2033	—		—	—		—
(1)	Based upon the closing price of our common stock on December 31, 2024, which was $43.06.

50	National Bank Holdings Corporation

(2)	Represents awards that will vest in full on April 28, 2025, subject to the NEO’s continued service through such date.

(3)	Amounts shown above represent the performance stock units granted in 2022 (the “2022 PSU Award”). The number of units are currently reflected at the maximum level of performance. The 2022 PSU Award vested on March 1, 2025, with the number of shares delivered based upon the Compensation Committee’s certification of the attainment of the results at the end of the three-year performance period (January 1, 2022 through December 31, 2024), which attainment resulted in a payout of 111%, as discussed in more detail in the “Vesting of 2022 Performance Stock Unit Award” above. In addition, dividends accrued during the three-year performance period and were paid on any 2022 PSU Award following the vesting date.

(4)	Represents awards that vest, subject to the NEO’s continued service through the applicable vesting date, in two equal annual installments, the first of which will occur on April 28, 2025.

(5)	Amounts shown above represent the performance stock units granted in 2023 (the “2023 PSU Award”). Since performance through December 31, 2024 is tracking between threshold and target performance, the number of units are currently reflected at the target level of performance. Actual results for these awards cannot be determined at this time. The actual amounts to be vested and earned, if any, depend on actual performance against an EPS metric (60% weighting) and a relative TSR metric (40% weighting) over a three-year performance period (January 1, 2023 through December 31, 2025). The 2023 PSU Award will vest on March 1, 2026, and the number of shares delivered will be based upon the Compensation Committee’s certification of the attainment of the results at the end of the three-year performance period. The number of shares delivered under the 2023 PSU Award will be based upon an interpolation of threshold, target and maximum performance levels. The equity payouts at threshold, target and maximum levels are 50%, 100% and 150%, respectively. In addition, dividends accrue during the three-year performance period and will be paid on any earned performance stock units following the vesting date.

(6)	Represents awards that vest, subject to the NEO’s continued service through the applicable vesting date, in three equal annual installments, the first of which will occur on April 28, 2025.

(7)	Amounts shown above represent the performance stock units granted in 2024 (the “2024 PSU Award”). The number of units are currently reflected at the target level of performance. Actual results for these awards cannot be determined at this time. The actual amounts to be vested and earned, if any, depend on actual performance against an EPS metric (33% weighting), a relative TSR metric (33% weighting), and a relative ROTA metric (33% weighting) over a three-year performance period (January 1, 2024 through December 31, 2026). The 2024 PSU Award will vest on March 1, 2027, and the number of shares delivered will be based upon the Compensation Committee’s certification of the attainment of the results at the end of the three-year performance period. The number of shares delivered under the 2024 PSU Award will be based upon an interpolation of threshold, target and maximum performance levels. The equity payouts at threshold, target and maximum levels are 50%, 100% and 150%, respectively. In addition, dividends accrue during the three-year performance period and will be paid on any earned performance stock units following the vesting date.

(8)	Represents the number of Class B Units of 2UniFi, LLC that were granted on December 11, 2023 under the 2UniFi, LLC 2023 Equity Unit Incentive Plan. 50% of the awards vest upon the third anniversary of the date of grant and 25% of the awards vest upon the fourth and fifth anniversaries of the date of grant. There is no value attributable to these awards as of December 31, 2024 as those awards did not have a liquidation value as of December 31, 2024.

(9)	Represents awards that vest, subject to the NEO’s continued service through the applicable vesting date, in three equal annual installments, the first of which will occur on October 1, 2025.

Option Exercises and Stock Vested in 2024

The following table provides information regarding options exercised and shares of restricted stock vested during 2024 with respect to each of our NEOs:

	Option Exercises and Stock Vested
	Option Awards		Stock Awards
	Number of shares		Number of shares
	acquired on	Value realized on	acquired on	Value realized on
	exercise	exercise	vesting	vesting
Name	(#)	($)	(#)	($)

G. Timothy Laney(1)	81,759	1,720,570	24,564	841,473
Aldis Birkans(2)	2,773	61,810	7,580	259,193
Nicole L. Van Denabeele(3)	2,652	38,752	1,726	59,234
Richard U. Newfield, Jr.(4)	19,259	514,328	7,342	251,597
Angela N. Petrucci(5)	541	13,687	3,712	127,005
Christopher S. Randall(6)	—	—	3,974	136,291
(1)	Option award for 31,996 and 49,763 shares exercised on May 17, 2024 and July 29, 2024, respectively. Of these shares, 40,879 were delivered to a former spouse pursuant to a divorce decree. Stock awards include 4,630 and 9,412 performance stock units that vested on March 1, 2024 and April 1, 2024, respectively, and 10,522 shares of time-based restricted stock that vested on April 28, 2024. Of these shares, 9,645 were delivered to a former spouse pursuant to a divorce decree.
(2)	Option award for 2,773 shares exercised on August 16, 2024. Stock award include 1,312 and 2,666 performance stock units that vested on March 1, 2024 and April 1, 2024, respectively, and 3,602 shares of time-based restricted stock that vested on April 28, 2024.

2025 Annual Proxy Statement	51

(3)	Option award for 2,652 shares exercised on August 22, 2024. Stock award includes 353 and 716 performance stock units that vested on March 1, 2024 and April 1, 2024, respectively, and 657 shares of time-based restricted stock that vested on April 28, 2024.

(4)	Option award for 19,259 shares exercised on November 13, 2024. Stock awards include 1,405 and 2,857 performance stock units that vested on March 1, 2024 and April 1, 2024, respectively, and 3,080 shares of time-based restricted stock that vested on April 28, 2024.

(5)	Option award for 541 shares exercised on October 29, 2024. Stock awards include 661 and 1,344 performance stock units that vested on March 1, 2024 and April 1, 2024, respectively, and 1,707 shares of time-based restricted stock that vested on April 28, 2024.

(6)	Stock awards include 788 and 1,602 performance stock units that vested on March 1, 2024 and April 1, 2024, and 1,584 shares of time-based restricted stock that vested on April 28, 2024.

Nonqualified Deferred Compensation Plan

The NEOs are eligible to participate in our Nonqualified Deferred Compensation Plan, which we refer to as the “NDCP.” The NDCP, which is meant to be an unfunded deferred compensation plan, is intended to be exempt from certain requirements of the Employee Retirement Income Security Act of 1974. The NDCP is similar to our 401(k) plan; however, it does not have the statutory limit on contributions that the 401(k) plan has. Executives may participate in the NDCP even if they do not participate in the 401(k) plan. NDCP participants may defer up to 75% of their base salaries and up to 85% of their bonuses (annual incentives) until separation of service or upon the occurrence of other specified events (e.g., disability, previously specified dates, and a change in control). Generally, once a participant makes an election regarding the time of his or her deferred compensation payout, he or she may only modify that election if such modification occurs at least one year before the payout would begin if not modified and does not cause any amounts to be paid to the participant for at least five years after the payout would have begun if not modified. NDCP participants may elect to have their account balances paid in a lump sum upon a change in control. The Company matches participants’ contributions to the NDCP in the same way it matches 401(k) plan contributions. Each of the participating NEOs’ contributions to the NDCP and the related Company matching contributions are fully vested when made. Each NDCP participant may choose among a variety of investment options. The Company pays all applicable fees and expenses relating to the administration of the NDCP and may, in its sole discretion, make additional discretionary contributions to participants’ accounts.

		Registrant	Aggregate		Aggregate
	Executive	contributions	earnings	Aggregate	balance at
	contributions in	in last	in last	withdrawals/	last fiscal
	last fiscal year	fiscal year	fiscal year	distributions	year end
Name	($)(1)	($)(2)	($)(3)	($)	($)(4)

G. Timothy Laney	78,574	58,930	131,144	—	2,283,437
Aldis Birkans	72,069	29,392	81,215	—	892,149
Nicole L. Van Denabeele	15,708	11,781	22,991	—	186,952
Richard U. Newfield, Jr.	206,933	23,147	307,630	—	2,522,980
Angela N. Petrucci	13,815	10,362	14,728	—	180,988
Christopher S. Randall	15,525	4,658	10,323	—	250,354
(1)	This column represents amounts deferred from base salary and annual short-term incentive plan payments during 2024. Although deferred, these amounts are included in the Summary Compensation Table in the columns captioned ‘Salary” and “Non-Equity Incentive Plan Compensation,” as applicable.

(2)	These amounts are included in the Summary Compensation Table in the column captioned “All Other Compensation.”

(3)	This column includes total earnings and losses on the amounts held under the NDCP during 2024. With respect to Messrs. Birkans and Newfield and Ms. Petrucci, earnings that represent an above-market portion of interest have been included in the Summary Compensation Table in the column captioned “Nonqualified Deferred Compensation Earnings”.

(4)	Of these balances, the following were reported in Summary Compensation Tables in prior-year statements: $1,754,086 for Mr. Laney, $330,351 for Mr. Birkans, $1,487,069 for Mr. Newfield, $107,869 for Ms. Petrucci, and $95,489 for Mr. Randall. Ms. Van Denabeele did not appear in the Summary Compensation Tables in any prior year.

52	National Bank Holdings Corporation

Employment or Change of Control Agreements with Named Executive Officers

Mr. Laney’s Employment Agreement

On May 22, 2010, we entered into an employment agreement with Mr. Laney. On November 17, 2015, we entered into an amendment to Mr. Laney’s employment agreement. The employment agreement automatically renews for successive one-year terms (ending on December 31) unless either party gives at least 90 days’ written notice prior to the expiration date of the current term. The employment agreement provides Mr. Laney an annual base salary of no less than $750,000, to be reviewed annually, and for a target cash bonus opportunity of no less than 90% of his base salary, to be reviewed annually. The employment agreement also provides Mr. Laney with employee benefits, fringe benefits, and perquisites on a basis no less favorable than such benefits and perquisites are provided to other senior executives. Under the employment agreement, Mr. Laney is subject to restrictive covenants, including non-competition and non-solicitation of our associates, clients and certain other parties with business relationships with us, while employed by us and for either (a) three years following Mr. Laney’s termination of employment, if his employment is terminated by us without “cause” or Mr. Laney resigns with “good reason” within two years following a change in control or (b) one year following Mr. Laney’s termination of employment in the case of all other terminations of employment. In the event of termination of Mr. Laney’s employment without “cause” or Mr. Laney’s resignation with “good reason,” Mr. Laney is eligible to receive certain severance benefits, as more fully described in “2024 Potential Payments upon Termination or Change-in-Control” below. Mr. Laney’s employment agreement also provides that, in the event any payments to Mr. Laney would subject him to the excise tax under Section 4999 of the Code, such payments will be reduced to the extent necessary to avoid imposition of the excise tax unless Mr. Laney would be better off on an after-tax basis receiving all such payments.

In addition, Mr. Laney’s employment agreement contains a clawback provision, which requires, if the Company is required to prepare an accounting restatement due to material noncompliance of the Company with any financial reporting requirement as a result of misconduct, Mr. Laney is to reimburse the Company for all amounts received under any incentive compensation plans and any gains realized on the sale of the Company’s securities, in each case during the 12-month period following the first public issuance or filing with the SEC (whichever first occurs) of the financial document embodying such financial reporting requirement. The clawback provision also provides that if Mr. Laney is found guilty of misconduct by any judicial or administrative authority in connection with any (a) formal investigation by the SEC or (b) other federal or state regulatory investigation, the Compensation Committee may require the repayment of any gain realized on the exercise of an award under any equity compensation plan without regard to the timing of the determination of misconduct in relation to the timing of the exercise of the award.

Mr. Birkans’ Employment Agreement

On May 2, 2018, we entered into an employment agreement with Mr. Birkans, which became effective August 10, 2018. The employment agreement automatically renews for successive one-year terms (ending on December 31) unless either party gives at least 90 days’ written notice prior to the expiration date of the current term. The employment agreement provides Mr. Birkans an annual base salary of no less than $300,000 and a target cash bonus opportunity of no less than 50% of base salary for the 2018 fiscal year, and a target bonus opportunity of no less than 55% of base salary for fiscal years thereafter. The employment agreement also provides Mr. Birkans with employee benefits, fringe benefits, and perquisites on a basis no less favorable than such benefits and perquisites are provided to other senior executives. Under the employment agreement, Mr. Birkans is also subject to restrictive covenants, including non-competition and non-solicitation of our associates, clients and certain other parties with business relationships with us, while employed by us and for either (a) two years following Mr. Birkans’ termination of employment, if his employment is terminated by us without “cause” or Mr. Birkans resigns with “good reason” within two years following a change in control or (b) one year following Mr. Birkans’ termination of employment in the case of all other terminations of employment. In the event of termination of Mr. Birkans’ employment without “cause” or Mr. Birkans’ resignation with “good reason,” Mr. Birkans is eligible to receive certain severance benefits, including enhanced severance benefits in the event of a termination of employment within two years following a “change in control,” as more fully described in “2024 Potential Payments upon Termination or Change-in-Control” below. Mr. Birkans’ employment agreement also provides that, in the event any payments to

2025 Annual Proxy Statement	53

Mr. Birkans would subject him to the excise tax under Section 4999 of the Code, such payments will be reduced to the extent necessary to avoid imposition of the excise tax unless Mr. Birkans would be better off on an after-tax basis receiving all such payments.

In addition, Mr. Birkans’ employment agreement contains a clawback provision similar to that included in Mr. Laney’s employment agreement.

Ms. Van Denabeele’s Employment Agreement

On September 10, 2024, we entered into an employment agreement with Ms. Van Denabeele. The employment agreement automatically renews for successive one-year terms (ending on December 31) unless either party gives at least 90 days’ written notice prior to the expiration date of the current term. The employment agreement provides Ms. Van Denabeele an annual base salary of no less than $340,000, to be reviewed annually, and a target cash bonus opportunity of 46.7% for the 2024 fiscal year and no less than 60% of base salary in each fiscal year thereafter, to be reviewed annually. The employment agreement also provides Ms. Van Denabeele with employee benefits, fringe benefits, and perquisites on a basis no less favorable than such benefits and perquisites are provided to other senior executives. Under the employment agreement, Ms. Van Denabeele is also subject to restrictive covenants, including non-competition and non-solicitation of our associates, clients and certain other parties with business relationships with us, while employed by us and for either (a) two years following Ms. Van Denabeele’s termination of employment, if her employment is terminated by us without “cause” or Ms. Van Denabeele resigns with “good reason” within two years following a change in control or (b) one year following Ms. Van Denabeele’s termination of employment in the case of all other terminations of employment. In the event of termination of Ms. Van Denabeele’s employment without “cause” or Ms. Van Denabeele’s resignation with “good reason,” Ms. Van Denabeele is eligible to receive certain severance benefits, including enhanced severance benefits in the event of a termination of employment within two years following a “change in control,” as more fully described in “2024 Potential Payments upon Termination or Change-in-Control” below. Ms. Van Denabeele’s employment agreement also provides that, in the event any payments to Ms. Van Denabeele would subject her to the excise tax under Section 4999 of the Code, such payments will be reduced to the extent necessary to avoid imposition of the excise tax unless Ms. Van Denabeele would be better off on an after-tax basis receiving all such payments.

In addition, Ms. Van Denabeele’s employment agreement contains a clawback provision similar to that included in Mr. Laney’s employment agreement.

Mr. Newfield’s Employment Agreement

On November 17, 2015, we entered into an employment agreement with Mr. Newfield, which amends and restates Mr. Newfield’s employment agreement dated October 24, 2011. The employment agreement automatically renews for successive one-year terms (ending on December 31) unless either party gives at least 90 days’ written notice prior to the expiration date of the current term. The employment agreement provides Mr. Newfield an annual base salary of no less than $325,000, to be reviewed annually, and a target cash bonus opportunity of no less than 60% of base salary, to be reviewed annually. The employment agreement also provides Mr. Newfield with employee benefits, fringe benefits, and perquisites on a basis no less favorable than such benefits and perquisites are provided to other senior executives. Under the employment agreement, Mr. Newfield is also subject to restrictive covenants, including non-competition and non-solicitation of our associates, clients and certain other parties with business relationships with us, while employed by us and for either (a) two years following Mr. Newfield’s termination of employment, if his employment is terminated by us without “cause” or Mr. Newfield resigns with “good reason” within two years following a change in control or (b) one year following Mr. Newfield’s termination of employment in the case of all other terminations of employment. In the event of termination of Mr. Newfield’s employment without “cause” or Mr. Newfield’s resignation with “good reason,” Mr. Newfield is eligible to receive certain severance benefits, including enhanced severance benefits in the event of a termination of employment within two years following a “change in control,” as more fully described in “2024 Potential Payments upon Termination or Change-in-Control” below. Mr. Newfield’s employment agreement also provides that, in the event any payments to Mr. Newfield would subject him to the excise tax under Section 4999 of the Code, such

54	National Bank Holdings Corporation

payments will be reduced to the extent necessary to avoid imposition of the excise tax unless Mr. Newfield would be better off on an after-tax basis receiving all such payments.

In addition, Mr. Newfield’s employment agreement contains a clawback provision similar to that included in Mr. Laney’s employment agreement.

Ms. Petrucci’s Employment Agreement

On May 5, 2020, we entered into an employment agreement with Ms. Petrucci. The employment agreement automatically renews for successive one-year terms (ending on December 31) unless either party gives at least 90 days’ written notice prior to the expiration date of the current term. The employment agreement provides Ms. Petrucci an annual base salary of no less than $250,000, to be reviewed annually, and a target cash bonus opportunity of no less than 50% of base salary, to be reviewed annually. The employment agreement also provides Ms. Petrucci with employee benefits, fringe benefits, and perquisites on a basis no less favorable than such benefits and perquisites are provided to other senior executives. Under the employment agreement, Ms. Petrucci is also subject to restrictive covenants, including non-competition and non-solicitation of our associates, clients and certain other parties with business relationships with us, while employed by us and for either (a) two years following Ms. Petrucci’s termination of employment, if her employment is terminated by us without “cause” or Ms. Petrucci resigns with “good reason” within two years following a change in control or (b) one year following Ms. Petrucci’s termination of employment in the case of all other terminations of employment. In the event of termination of Ms. Petrucci’s employment without “cause” or Ms. Petrucci’s resignation with “good reason,” Ms. Petrucci is eligible to receive certain severance benefits, including enhanced severance benefits in the event of a termination of employment within two years following a “change in control,” as more fully described in “2024 Potential Payments upon Termination or Change-in-Control” below. Ms. Petrucci’s employment agreement also provides that, in the event any payments to Ms. Petrucci would subject her to the excise tax under Section 4999 of the Code, such payments will be reduced to the extent necessary to avoid imposition of the excise tax unless Ms. Petrucci would be better off on an after-tax basis receiving all such payments.

In addition, Ms. Petrucci’s employment agreement contains a clawback provision similar to that included in Mr. Laney’s employment agreement.

Mr. Randall’s Change of Control Agreement

On September 14, 2014, we entered into a change of control agreement with Mr. Randall. Under the change of control agreement, Mr. Randall is subject to restrictive covenants, including non-solicitation of our associates, clients and certain other parties with business relationships with us, while employed by us and for one year following Mr. Randall’s termination of employment in the case of any termination of employment. In the event of Termination of Mr. Randall’s employment without “cause” or Mr. Randall’s resignation with “good reason” within eighteen months following a “change in control,” Mr. Randall is eligible to receive certain severance benefits, as more fully described in “2024 Potential Payments upon Termination or Change-in-Control” below. Mr. Randall’s change of control agreement also provides that, in the event any payments to Mr. Randall would subject him to the excise tax under Section 4999 of the Code, such payments will be reduced to the extent necessary to avoid imposition of the excise tax unless Mr. Randall would be better off on an after-tax basis receiving all such payments.

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2024 Potential Payments upon Termination or Change-in-Control

The following discussion addresses potential payments to our NEOs upon termination of employment or a change in control.

Termination of Employment without Cause or Resignation with Good Reason Prior to Change in Control

Severance under Mr. Laney’s Employment Agreement

If Mr. Laney’s employment is terminated prior to a change in control (i) by the Company without “cause” or (ii) by Mr. Laney for “good reason,” subject to his execution and non-revocation of a release of claims in favor of the Company, Mr. Laney will receive (a) any earned but unpaid base salary and bonus, (b) a pro-rated bonus for the year of termination and (c) a lump sum cash amount equal to the sum of (1) three times his annual base salary immediately prior to the date of the qualifying termination and (2) three times the greater of (i) his target annual bonus for the year in which the qualifying termination occurs and (ii) the annual bonus paid or payable to him in respect of the year prior to the year of the qualifying termination.

For the purposes of Mr. Laney’s employment agreement, “cause” means the executive’s (1) continued failure to perform substantially his duties, (2) willful misconduct or gross neglect in the performance of his duties, (3) continued failure to adhere materially to the clear directions of the Board, to adhere materially to the Company’s material written policies, or to devote substantially all of his business time and efforts to the Company, (4) conviction of or formal admission to or plea of guilty or nolo contendere to a charge of commission of a felony or any crime involving serious moral turpitude or (5) willful breach of any material terms of the employment agreement.

For the purposes of Mr. Laney’s employment agreement, “good reason” means (1) a material diminution of annual base salary, (2) a material diminution in title, position, duties or responsibilities, (3) a failure to elect or re-elect Mr. Laney as a member of the Board, (4) during the two-year period following a change in control, any requirement by the Company that the executive’s services be rendered primarily at a location that is more than 50 miles from the executive’s primary employment location immediately prior to the change in control or (5) any material breach by us of the employment agreement.

Severance for Messrs. Birkans, Newfield and Mses. Petrucci and Van Denabeele under Employment Agreements

If the executive’s employment, is terminated prior to a change in control (i) by the Company without “cause” or (ii) by the executive for “good reason,” subject to the executive’s execution and non-revocation of a release of claims in favor of the Company, the executive will receive (a) any earned but unpaid base salary and bonuses, (b) a pro-rated bonus for the year of termination and (c) a lump sum cash amount equal to the sum of (1) his or her annual base salary immediately prior to the date of the qualifying termination and (2) the greater of (i) his or her target annual bonus for the year in which the qualifying termination occurs and (ii) the annual bonus paid or payable to the executive in respect of the year prior to the year of the qualifying termination.

For the purposes of each executive’s employment agreement, “good reason” means (1) a material diminution in the executive’s annual base salary, (2) the assignment of any duties that are materially inconsistent with the executive’s position, duties or responsibilities or any other action by the Company that results in a material diminution in the executive’s position or the duties or responsibilities customarily associated with the executive’s position, (3) during the two-year period following a change in control, any requirement by the Company that the executive’s services be rendered primarily at a location that is more than 50 miles from the executive’s primary employment location immediately prior to the change in control or (4) any material breach by us of the employment agreement.

56	National Bank Holdings Corporation

Equity Awards under the Equity Incentive Plans

Time-Based Stock Options and Restricted Stock Awards. All unvested time-based stock options and restricted stock awards will be forfeited upon a termination of employment prior to a change in control without “cause” or the executive’s resignation of employment for “good reason.”

Performance Stock Unit Awards. With respect to the performance stock unit awards granted to the NEOs, all unvested awards will be forfeited following any termination of employment.

2UniFi Profits Interests Awards. In the event of a termination of employment prior to a change in control without “cause”, the portion of the Executive’s Class B Units of 2UniFi, LLC that is scheduled to vest within the twelve-month period following the date of termination shall immediately vest. If the Executive resigns for good reason prior to a change in control, the Executive’s Class B Units of 2UniFi, LLC will be forfeited.

For purposes of the equity awards, the definitions of “cause” and “good reason” are governed by the respective equity award agreements and in most cases, the definitions are similar to those set forth in the NEOs’ employment or change of control agreements, as applicable.

Termination of Employment for Retirement

A termination of employment for retirement is treated similarly to a resignation without good reason for both the restricted stock awards and the performance share unit awards. However, the Company’s option award agreements and the 2UniFi Profits Interests Awards do allow for continued vesting of the awards according to the existing vesting schedule in the event of a resignation for retirement prior to a change in control.

In the event of a termination of employment for retirement, the Executive’s Class B Units of 2UniFi, LLC will continue to vest according to the existing vesting schedule, provided that if a change in control occurs after such termination, any unvested Class B Units of 2UniFi, LLC (if any) then held by such Executive will immediately vest.

The definition of “retirement” for purposes of the option award agreements generally means that an Executive has reached the age of 60 and has worked for the Company or its predecessor organizations for at least 10 years.

The definition of “retirement” for purposes of the Class B Units of 2UniFi, LLC means that an Executive has reached the age of 65 and has worked for the Company, its predecessors or affiliates for at least 10 years.

Termination of Employment for Cause or Resignation without Good Reason

Upon a termination of employment for “cause” or the executive’s resignation of employment without “good reason” at any time, the executive is entitled to accrued benefits, including accrued base salary as of the date of termination of employment, and the timely payment of any amounts due and payable under any of our plans, programs, policies or practices.

All unvested equity awards (excluding the Class B Units of 2UniFi, LLC) will be forfeited following a termination of employment for “cause” or the executive’s resignation of employment without “good reason.” For Class B Units of 2UniFi, LLC, all unvested units will be forfeited upon any resignation and all vested and unvested Class B Units of 2UniFi, LLC will be forfeited upon a termination of employment for “cause”.

Termination of Employment due to Death or Disability

Upon a termination of employment due to death or disability, the executive is entitled to accrued benefits, including accrued base salary, as of the date of termination of employment, and the timely payment of any amounts due and payable under any of our plans, programs, policies or practices. All unvested equity awards (including the Class B Units of 2UniFi, LLC) will vest upon a termination of employment due to death or disability, other than the performance stock unit awards, which will be forfeited effective as of the date of termination.

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Arrangements upon a Change in Control

Severance for NEOs under Employment, Change of Control or Transition Agreements

If an NEO’s employment is terminated within two years following a change in control (similar definition to that in the Company’s equity incentive plans) (i) without “cause” or (ii) by the executive for “good reason,” subject to the executive’s execution and non-revocation of a release of claims in favor of the Company, the executive will receive a lump sum cash amount equal to (a) any earned but unpaid base salary and bonuses and (b) except for Mr. Randall, a pro-rated bonus for the year of termination.

Additionally, Mr. Laney will receive a lump sum cash amount equal to the sum of (1) three times his annual base salary immediately prior to the qualifying termination (or if greater, immediately prior to the change in control) and (2) three times the greater of (i) his target annual bonus determined under his employment agreement and (ii) the annual bonus paid or payable to him in respect of the year immediately prior to the year in which the termination occurs. Messrs. Birkans and Newfield and Ms. Petrucci will receive a lump sum cash amount equal to the sum of (1) two times their annual base salary immediately prior to the qualifying termination (or if greater, immediately prior to the change in control) and (2) two times the greater of (i) their target annual bonus determined under their employment agreement and (ii) the annual bonus paid or payable to them in respect of the year immediately prior to the year in which the termination occurs. Mr. Randall will receive a lump sum cash amount equal to the sum of (1) his annual base salary immediately prior to the qualifying termination (or if greater, immediately prior to the change in control) and (2) the greater of (i) his target annual bonus for the year in which the termination occurs and (ii) the annual bonus paid or payable to him in respect of the year immediately prior to the year in which the termination occurs.

Equity Awards under the Equity Incentive Plans

Time-Based Stock Options and Restricted Stock Awards. All unvested time-based stock options and restricted stock awards held by the NEOs are subject to a double trigger vesting standard. If the executive is provided a replacement award in connection with a change in control (as defined in the Company’s equity plans), and if the executive’s employment is terminated within two years following the change in control (i) by the Company without “cause” or (ii) by the executive for “good reason,” all unvested outstanding time-based stock options and restricted stock awards held by the executive fully vest, and in the case of stock options, become exercisable, upon the qualifying termination. If the executive is not provided a replacement award, the award fully vests, and in the case of stock options, becomes exercisable, upon the change in control.

Performance Stock Unit Awards. With respect to the performance stock unit awards granted to the NEOs, in connection with a change in control (as defined in the Company’s equity plans), the performance achievement level of any outstanding unvested awards will be determined prior to the change of control by the Compensation Committee, with awards earned at the higher of target and actual performance. If the executive is provided a replacement award in connection with a change in control, then the earned award continues to be subject to service-based vesting requirements with the vesting date being the last day of the original performance period. If the executive’s employment is terminated within two years following the change in control (i) by the Company without “cause,” (ii) by the executive for “good reason,” or (iii) due to the executive’s death or disability, any remaining service condition will be deemed to be satisfied and the earned award fully vests upon the qualifying termination. If the executive is not provided a replacement award, the service condition will be deemed to be satisfied and the earned award fully vests upon the change in control.

2UniFi Profits Interests Awards. If the Company experiences a change in control, and if the executive’s employment is terminated within two years following the change in control (as defined in the Company’s 2023 Omnibus Incentive Plan) (i) by the Company without “cause”, (ii) by the executive for “good reason” or “retirement” or (iii) due to death or disability, all unvested outstanding Class B Units of 2UniFi, LLC held by the executive will fully vest. Upon a 2UniFi, LLC change in control (as defined in the 2UniFi, LLC 2023 Equity Unit Incentive Plan), (i) if the Executive is not primarily providing services to 2UniFi, LLC, and following the change in control will not be employed by 2UniFi, such awards shall immediately vest, and (ii) if the Executive is primarily providing services to 2UniFi, LLC and is employed by the entity following the change of control but is subsequently terminated within two years following the change in control (A) by the Company without

58	National Bank Holdings Corporation

“cause” (B) by the Executive for “good reason” or “retirement”, or (C) due to death or disability, all unvested outstanding Class B Units of 2UniFi, LLC held by the Executive will fully vest.

Change in Control Definition. The definition of change in control for any equity awards granted by the Company are defined specifically in the Company’s 2023 Omnibus Incentive Plan or the Company’s 2014 Omnibus Incentive Plan as applicable, and generally means an acquisition of a substantial majority of the outstanding shares, a change in directors of the Board, the approval of a dissolution or a merger, sale or combination of the Company’s assets. The definition of an NBHC change in control for purposes of the 2UniFi profits interests is the same as the definition under the Company’s 2023 Omnibus Incentive Plan and the definition of a 2UniFi, LLC change in control is defined in the 2UniFi, LLC 2023 Equity Unit Incentive Plan and is similar to the definition of and NBHC change in control but requires an acquisition of 2UniFi, LLC by an unrelated third party.

2024 Potential Payments upon Termination or Change-in-Control Table

			Stock	Restricted
		Cash	option	stock
		severance	vesting	vesting	Total
Name	Scenario	($)(1)	($)	($)	($)(2)

G. Timothy Laney	Voluntary Resignation without Good Reason	—	—	—	—
	Voluntary Resignation with Good Reason or Involuntary Termination not for Cause	7,101,750	—	—	7,101,750
	Involuntary Termination for Cause	—	—	—	—
	Involuntary Termination or Voluntary Resignation with Good Reason Following Change in Control	6,743,050	214,125	4,080,753	11,037,928
	Change in Control - No Termination of Employment(3)	—	—	—	—
	Death or Disability - No Change in Control	—	214,125	1,484,838	1,698,963
	Death or Disability Following Change in Control(3)	—	214,125	4,080,753	4,294,878
	Retirement(4)	—	—	—	—

Aldis Birkans	Voluntary Resignation without Good Reason	—	—	—	—
	Voluntary Resignation with Good Reason or Involuntary Termination not for Cause	1,576,222	—	—	1,576,222
	Involuntary Termination for Cause	—	—	—	—
	Involuntary Termination or Voluntary Resignation with Good Reason Following Change in Control	2,367,054	71,569	1,583,833	4,022,456
	Change in Control - No Termination of Employment(3)	—	—	—	—
	Death or Disability - No Change in Control	—	71,569	583,764	655,333
	Death or Disability Following Change in Control(3)	—	71,569	1,583,833	1,655,402
	Retirement(4)	—	—	—	—

Nicole L. Van Denabeele	Voluntary Resignation without Good Reason	—	—	—	—
	Voluntary Resignation with Good Reason or Involuntary Termination not for Cause	668,561	—	—	668,561
	Involuntary Termination for Cause	—	—	—	—
	Involuntary Termination or Voluntary Resignation with Good Reason Following Change in Control	1,090,061	13,601	268,479	1,372,141
	Change in Control - No Termination of Employment(3)	—	—	—	—
	Death or Disability - No Change in Control	—	13,601	117,855	131,456
	Death or Disability Following Change in Control(3)	—	13,601	268,479	282,080
	Retirement(4)	—	—	—	—

Richard U. Newfield, Jr.	Voluntary Resignation without Good Reason	—	—	—	—
	Voluntary Resignation with Good Reason or Involuntary Termination not for Cause	1,127,957	—	—	1,127,957
	Involuntary Termination for Cause	—	—	—	—
	Involuntary Termination or Voluntary Resignation with Good Reason Following Change in Control	1,830,960	51,368	1,070,342	2,952,670
	Change in Control - No Termination of Employment(3)	—	—	—	—
	Death or Disability - No Change in Control	—	51,368	378,024	429,392
	Death or Disability Following Change in Control(3)	—	51,368	1,070,342	1,121,710
	Retirement(4)	—	—	—	—

Angela N. Petrucci	Voluntary Resignation without Good Reason	—	—	—	—
	Voluntary Resignation with Good Reason or Involuntary Termination not for Cause	901,460	—	—	901,460
	Involuntary Termination for Cause	—	—	—	—
	Involuntary Termination or Voluntary Resignation with Good Reason Following Change in Control	1,423,350	33,703	691,371	2,148,424
	Change in Control - No Termination of Employment(3)	—	—	—	—
	Death or Disability - No Change in Control	—	33,703	249,791	283,494
	Death or Disability Following Change in Control(3)	—	33,703	691,371	725,074
	Retirement(4)	—	—	—	—

Christopher S. Randall	Voluntary Resignation without Good Reason	—	—	—	—
	Voluntary Resignation with Good Reason or Involuntary Termination not for Cause	—	—	—	—
	Involuntary Termination for Cause	—	—	—	—
	Involuntary Termination or Voluntary Resignation with Good Reason Following Change in Control	542,500	34,866	653,694	1,231,060
	Change in Control - No Termination of Employment(3)	—	—	—	—
	Death or Disability - No Change in Control	—	34,866	232,955	267,821
	Death or Disability Following Change in Control(3)	—	34,866	653,694	688,560
	Retirement(4)	—	—	—	—
(1)	Severance amounts are based on the terms of the applicable employment (or change of control) agreements. Under the employment agreements, the pro-rated bonus for the year of termination is calculated using the target annual bonus amount in the event of an involuntary termination following a change in control.

(2)	Amounts listed do not account for any reduction of payments under the terms of the applicable employment agreements due to the imposition of excise taxes under Section 4999 of the Code. See “Employment Agreements with Named Executive Officers” above.

2025 Annual Proxy Statement	59

(3)	Assumes that the NEO’s performance stock unit awards are assumed, or replacement awards are granted for such awards, by the successor entity upon a change in control.

(4)	In the event of retirement, the NEO’s option and restricted stock award agreements will continue to vest on their standard vesting schedule.

The table above is intended to reflect potential payments to NEOs serving as of December 31, 2024. The potential payments upon termination under various termination scenarios or the occurrence of a change in control are quantified in the table set forth above (assuming a termination date of December 31, 2024 and an NBHC share price of $43.06, the closing price of NBHC common stock on the NYSE on Tuesday, December 31, 2024). For purposes of this table, no amounts are attributable to the Class B Units of 2UniFi, LLC as those awards did not have a liquidation value as of December 31, 2024.

CEO Pay Ratio

The following information provides details about the relationship of the total compensation of our median associate and that of our Chairman and CEO:

For 2024, the median annual total compensation of all associates of the Company (other than our CEO) was $76,225 and the annual total compensation of our CEO was $3,945,839. Based on this information, the ratio for 2024 total compensation of our CEO to the median of all associates is 52:1.

As disclosed in our prior proxy statements, we completed the following steps to determine the annual total compensation of our median associate:

●	As of October 15, 2024, our associate population consisted of approximately 1,295 associates, including any full-time, part-time, temporary, or seasonal associates actively employed on that date.
●	To find the median of the annual total compensation of our associates (other than our CEO), we used wages from our payroll records as reported on Form W-2 for fiscal year 2024. In making this determination, we annualized compensation for full-time and part-time permanent associates who were employed on October 15, 2024, but did not work for us the entire year. No full-time equivalent adjustments were made for part-time associates.
●	We identified our median associate using this compensation measure and methodology, which was consistently applied to all our associates included in the calculation.
●	After identifying the median associate, we added together all the elements of such associate’s compensation for 2024 in accordance with the requirements of Item 402(c)(2)(x) of Regulation S-K, resulting in annual total compensation of $76,225.
●	With respect to the annual total compensation of our CEO, we used the amount reported in the “Total” column of our 2024 Summary Compensation Table, which is also in accordance with the requirements of Item 402(c)(2)(x).

60	National Bank Holdings Corporation

Pay Versus Performance Disclosure

In accordance with rules adopted by the SEC, we provide the following disclosure regarding the relationship between executive compensation actually paid for our principal executive officer (“PEO”), G. Timothy Laney, and our Non-PEO NEO’s (as a group) and certain financial performance measures of the Company for the fiscal years listed below. The Compensation Committee did not consider the pay versus performance disclosure below in making its pay decisions for any of the years shown.

Year	Summary Compensation Table Total for G. Timothy	Compensation Actually Paid to G. Timothy Laney¹˒²˒³	Average Summary Compensation Table Total for	Average Compensation Actually Paid to Non-PEO	Value of Initial Fixed $100 Investment based on:[5]		Net Income ($ Millions)	Core Net Income[6] ($ Millions)
	Laney¹ ($)	($)	Non-PEO NEOs[1] ($)	NEOs[1,2,4] ($)	TSR ($)	Peer Group TSR ($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)
2024	3,945,839	5,129,595	1,124,497	1,364,577	139.10	130.96	118.8	124.4
2023	3,578,101	3,258,465	1,030,317	978,460	116.81	115.69	142.0	142.6
2022	3,290,389	2,753,340	1,012,024	848,531	128.11	116.15	71.3	99.3
2021	3,009,547	5,550,207	957,694	1,442,256	130.93	124.78	93.6	94.9
2020	2,638,125	3,091,647	749,558	865,017	95.54	91.32	88.6	90.5

1.	G. Timothy Laney was our PEO for each year presented. The individuals comprising the Non-PEO NEOs for each year presented are listed below.

2020	2021	2022	2023	2024
Aldis Birkans	Aldis Birkans	Aldis Birkans	Aldis Birkans	Aldis Birkans
Richard U. Newfield, Jr.	Richard U. Newfield, Jr.	Richard U. Newfield, Jr.	Richard U. Newfield, Jr.	Nicole Van Denabeele
Brendan Zahl	Brendan Zahl	Christopher S. Randall	Christopher S. Randall	Richard U. Newfield, Jr.
Christopher S. Randall	Angela N. Petrucci	Angela N. Petrucci	Angela N. Petrucci	Christopher S. Randall
Zsolt K. Besskó				Angela N. Petrucci

2.	The amounts shown for Compensation Actually Paid have been calculated in accordance with Item 402(v) of Regulation S-K and do not reflect compensation actually earned, realized, or received by the Company’s NEOs. These amounts reflect the amounts set forth in the “Total” column in the Summary Compensation Table with certain adjustments as described in footnotes 3 and 4 below.

3.	Compensation Actually Paid reflects the exclusions and inclusions of certain amounts for the PEO as set forth below. Equity values are calculated in accordance with FASB ASC Topic 718. Amounts in the Exclusion of Stock Awards and Option Awards column are the totals from the Stock Awards and Option Awards columns set forth in the Summary Compensation Table.

Year	Summary Compensation Table Total for G. Timothy Laney ($)	Exclusion of Stock Awards and Option Awards for G. Timothy Laney ($)	Inclusion of Equity Values for G. Timothy Laney ($)	Compensation Actually Paid to G. Timothy Laney ($)
2024	3,945,839	(1,664,934)	2,848,690	5,129,595
2023	3,578,101	(1,441,511)	1,121,875	3,258,465
2022	3,290,389	(1,049,904)	512,855	2,753,340
2021	3,009,547	(1,186,672)	3,727,332	5,550,207
2020	2,638,125	(1,049,955)	1,503,477	3,091,647

2025 Annual Proxy Statement	61

The amounts in the Inclusion of Equity Values in the tables above are derived from the amounts set forth in the following tables. The valuation assumptions used to calculate fair values did not materially differ from those disclosed at the time of grant.

Year	Year-End Fair Value of Equity Awards Granted During Year That Remained Unvested as of Last Day of Year for G. Timothy Laney ($)	Change in Fair Value from Last Day of Prior Year to Last Day of Year of Unvested Equity Awards for G. Timothy Laney ($)	Vesting-Date Fair Value of Equity Awards Granted During Year that Vested During Year for G. Timothy Laney ($)	Change in Fair Value from Last Day of Prior Year to Vesting Date of Unvested Equity Awards that Vested During Year for G. Timothy Laney ($)	Fair Value at Last Day of Prior Year of Equity Awards Forfeited During Year for G. Timothy Laney ($)	Value of Dividends or Other Earnings Paid on Equity Awards Not Otherwise Included for G. Timothy Laney ($)	Total - Inclusion of Equity Values for G. Timothy Laney ($)
2024	2,088,605	717,280		7,689		35,116	2,848,690
2023	1,620,838	8,005	—	(528,891)	—	21,922	1,121,875
2022	807,175	9,633	—	(323,368)	—	19,416	512,855
2021	1,371,004	1,743,632	—	592,202	—	20,494	3,727,332
2020	1,755,817	55,149	—	(326,015)	—	18,526	1,503,477

4.	Compensation Actually Paid reflects the exclusions and inclusions of certain amounts for the Non-PEO NEOs (as a group) as set forth below. Equity values are calculated in accordance with FASB ASC Topic 718. Amounts in the Exclusion of Stock Awards and Option Awards column are the totals from the Stock Awards and Option Awards columns set forth in the Summary Compensation Table. See footnote 1 for the names of non-PEO NEOs included in the calculation for each fiscal year.

Year	Average Summary Compensation Table Total for Non-PEO NEOs ($)	Average Exclusion of Stock Awards and Option Awards for Non-PEO NEOs ($)	Average Inclusion of Equity Values for Non-PEO NEOs ($)	Average Compensation Actually Paid to Non-PEO NEOs ($)
2024	1,124,497	(352,231)	592,311	1,364,577
2023	1,030,317	(309,897)	258,040	978,460
2022	1,012,024	(303,194)	139,701	848,531
2021	957,694	(302,312)	786,874	1,442,256
2020	749,558	(235,359)	350,818	865,017

62	National Bank Holdings Corporation

The amounts in the Inclusion of Equity Values in the tables above are derived from the amounts set forth in the following tables. The valuation assumptions used to calculate fair values did not materially differ from those disclosed at the time of grant.

Year	Average Year-End Fair Value of Equity Awards Granted During Year That Remained Unvested as of Last Day of Year for Non-PEO NEOs ($)	Average Change in Fair Value from Last Day of Prior Year to Last Day of Year of Unvested Equity Awards for Non-PEO NEOs ($)	Average Vesting-Date Fair Value of Equity Awards Granted During Year that Vested During Year for Non-PEO NEOs ($)	Average Change in Fair Value from Last Day of Prior Year to Vesting Date of Unvested Equity Awards that Vested During Year for Non-PEO NEOs ($)	Average Fair Value at Last Day of Prior Year of Equity Awards Forfeited During Year for Non-PEO NEOs ($)	Average Value of Dividends or Other Earnings Paid on Equity Awards Not Otherwise Included for Non-PEO NEOs ($)	Total - Average Inclusion of Equity Values for Non-PEO NEOs ($)
2024	439,166	145,558		359		7,227	592,311
2023	349,133	10,329	—	(106,210)	—	4,788	258,040
2022	196,870	1,373	—	(62,736)	—	4,194	139,701
2021	349,664	323,957	—	108,347	—	4,906	786,874
2020	393,596	6,256	—	(54,058)	—	5,024	350,818

5.	The Peer Group TSR set forth in this table utilizes the KRX Index, which we also utilize in the stock performance graph required by Item 201(e) of Regulation S-K included in our Annual Report for the year ended December 31, 2024. The comparison assumes $100 was invested for the period starting December 31, 2019, through the end of the applicable fiscal year in the Company and in the KRX Index, respectively. Historical stock performance is not necessarily indicative of future stock performance.

6.	We determined Core Net Income to be the most important financial performance measure used to link Company performance to Compensation Actually Paid to our PEO and Non-PEO NEOs in 2024, which is the highest weighted Company-based financial performance metric we used for our 2024 STIP, as described in more detail in the section “Executive Short-Term Incentive Plan Compensation” above. For purposes of this “Pay Versus Performance Disclosure” section, we have calculated Core Net Income based on the methodology described in “Metric Definitions” above. Core Net Income is a non-GAAP measure that is adjusted to eliminate the effects of the following: (a) changes in law or accounting principles, (b) one-time effects of mergers and acquisitions charges, (c) gains or losses on the extinguishment of debt or the sale of investment securities, (d) restructuring charges and (e) other extraordinary items that the Compensation Committee deems appropriate. A reconciliation of this measure to the comparable GAAP financial measure appears in Appendix A. This performance measure may not have been the most important financial performance measure for previous years and we may determine a different financial performance measure to be the most important financial performance measure in future years.

2025 Annual Proxy Statement	63

Relationship Between PEO and Average Non-PEO NEO Compensation Actually Paid, Company Total Shareholder Return (“TSR”) and Peer Group TSR

The following chart sets forth the relationship between the amount of Compensation Actually Paid to our PEO, the average amount of Compensation Actually Paid to our Non-PEO NEOs, and the Company’s cumulative TSR compared to the Peer Group TSR over the four most recently completed fiscal years.

PEO and Average Non-PEO NEO Compensation Actually Paid Versus TSR

Compensation Actually Paid ($ Millions)
$6
$5
$4
$3
$2
$1
$0
$150
$140
$130
$120
$110
$100
$90
Value of $100 Investment from 12/31/19
3.09
5.55
2.75
3.26
5.13
0.87
1.44
0.85
0.98
1.36
95.54
130.93
128.11
116.81
139.10
91.32
124.78
116.15
115.69
130.96
FY 2020
FY 2021
FY 2022
FY 2023
FY 2024
Fiscal Year
PEO CAP ($M) G. Timothy Laney
Average NEO CAP ($M)
NBH TSR
KBW Nasdaq Regional Bank Index TSR

64	National Bank Holdings Corporation

Relationship Between PEO and Average Non-PEO NEO Compensation Actually Paid and Net Income

The following chart sets forth the amount of Compensation Actually Paid to our PEO, the average amount of Compensation Actually Paid to our Non-PEO NEOs, and our net income during the four most recently completed fiscal years.

PEO and Average Non-PEO NEO Compensation Actually Paid Versus Net Income

Compensation Actually Paid ($ Millions)
$6
$5
$4
$3
$2
$1
$0
Net Income ($M)
$150
$140
$130
$120
$110
$100
$90
$80
$70
3.09
0.87
88.60
5.55
1.44
93.60
2.75
0.85
71.30
3.26
0.98
142.00
5.13
1.36
118.80
FY 2020
FY 2021
FY 2022
FY 2023
FY 2024
PEO CAP ($M) G. Timothy Laney
Average NEO CAP ($M)
Net Income ($M)

2025 Annual Proxy Statement	65

Relationship Between PEO and Average Non-PEO NEO Compensation Actually Paid and Core Net Income

The following chart sets forth the amount of Compensation Actually Paid to our PEO, the average amount of Compensation Actually Paid to our Non-PEO NEOs, and our Core Net Income during the four most recently completed fiscal years.

PEO and Average Non-PEO NEO Compensation Actually Paid Versus Core Net Income

Compensation Actually Paid ($ Millions)
$6
$5
$4
$3
$2
$1
$0
3.09
0.87
$90,488
5.55
1.44
$94,879
2.75
0.85
$99,283
$142,567
3.26
0.98
5.13
$124,395
1.36
FY 2020
FY 2021
FY 2022
FY 2023
FY 2024
$150,488
$140,488
$130,488
$120,488
$110,488
$100,488
$90,488
Core Net Income ($M)
PEO CAP ($M) G. Timothy Laney
Average NEO CAP ($M)
Core Net Income ($M)

Tabular List of Most Important Financial Performance Measures

The following table presents the financial performance measures that the Company considers to have been the most important in linking Compensation Actually Paid to our PEO and Non-PEO NEOs for 2024 to Company performance. The measures in this table are not ranked.

Core Net Income
Asset Quality (Non-Performing Assets Ratio)
Relative Total Shareholder Return (rTSR)
Adjusted Diluted Earnings Per Share (Adjuted Diluted EPS)

66	National Bank Holdings Corporation

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our directors and executive officers, and persons who own more than 10% of a registered class of the Company’s equity securities, to file reports of ownership of, and transactions in, the Company’s equity securities with the SEC. Such reporting persons are also required to furnish the Company with copies of all Section 16(a) reports that they file. Based solely on a review of the copies of such reports received by the Company, and on written representations from certain reporting persons, the Company believes that none of such reporting person failed to file on a timely basis reports required by Section 16(a) during 2024.

Other Business

Except as set forth herein, our Board and management have no knowledge of any other business to come before the Meeting. If, however, any other matters do properly come before the Meeting, it is the intention of the persons appointed in the accompanying proxy to vote the shares represented by such proxy in accordance with their best judgment.

2026 Annual Meeting of Shareholders

Shareholder Proposals

Shareholder proposals submitted pursuant to SEC Rule 14a-8 of Regulation 14A for inclusion in our 2026 Proxy Statement and acted upon at our 2026 Annual Meeting of Shareholders (the “2026 Annual Meeting”) must be received by us at our principal executive offices, to the attention of the Secretary, on or prior to November 29, 2025 and must satisfy the requirements of SEC Rule 14a-8. We suggest that such proposals be sent by certified mail, return receipt requested.

Shareholder proposals submitted for consideration at the 2026 Annual Meeting but not submitted pursuant to SEC Rule 14a-8, including shareholder nominations for candidates for election as directors, generally must be delivered to the Secretary at our principal executive offices not later than 90 days nor earlier than 120 days before the first anniversary of the date of the 2025 Annual Meeting. As a result, any notice given by a shareholder pursuant to the provisions of our Bylaws (other than notice pursuant to SEC Rule 14a-8) must be received no earlier than December 31, 2025 and no later than January 30, 2026. Shareholder proposals or nominations must include the specified information concerning the shareholder and the proposal or nominee as described in Section 2.9(C) of our Bylaws. Each such notice must include, among other things:

●	for each matter, a brief description thereof and the reasons for conducting such business at the annual meeting;
●	the name and address of the shareholder proposing such business as well as any affiliates or associates acting in concert with such shareholder;
●	the number of shares of each class of NBHC stock owned by such shareholder;
●	a description of all ownership interests in the shares identified, including derivative securities, hedged positions and other economic and voting interests; and
●	any material interest of such shareholder in such proposal, including any other information required to be disclosed in a proxy statement pursuant to Section 14 of the Exchange Act and the SEC rules thereunder.

In addition, to comply with the universal proxy rules, stockholders who intend to solicit proxies in support of director nominees other than the Company’s nominees must provide notice that sets forth the information required by Rule 14a-19 under the Securities Exchange Act of 1934 no later than March 1, 2026.

2025 Annual Proxy Statement	67

Further information regarding the process for shareholder nominations for candidates for election as directors is provided under “Director Nomination Process, Director Qualifications and Diversity” elsewhere in this proxy statement.

Discretionary Authority Conferred in Proxy Solicited by the Company

The proxy solicited by the Company for the 2026 Annual Meeting will confer discretionary authority on the Company’s proxies on (i) any proposal presented by a shareholder at that meeting for which the Company has not been provided with notice on or prior to January 30, 2026 and (ii) any proposal made in accordance with Company’s Bylaws provisions if the 2026 Proxy Statement briefly describes the matter and how the Company’s proxies intend to vote on it and if the shareholder does not comply with the requirements of Rule 14a-4(c)(2) under the Exchange Act.

“HOUSEHOLDING” OF PROXY MATERIALS

Only one proxy statement and annual report may be delivered to multiple shareholders who share the same address unless we have received contrary instructions from one or more of the shareholders. This procedure, known as “householding,” reduces our printing costs, mailing costs and fees. Shareholders who participate in householding will continue to be able to receive separate proxy cards. If you reside at an address that received only one copy of our Proxy Materials as a result of householding, requests for additional copies should be directed to National Bank Holdings Corporation, Attention: Investor Relations, 7800 E. Orchard Road, Suite 300, Greenwood Village, CO 80111 (telephone number: 720-554-6640; e-mail: ir@nationalbankholdings.com). If you object to householding and wish to receive separate copies of documents in the future, or if you received multiple copies of your Proxy Materials at a single address and would like to request delivery of a single copy in the future, you may contact Investor Relations as described above if you are a holder of record. If you hold your shares through a bank, broker or other holder of record, you should contact such holder of record.

68	National Bank Holdings Corporation

APPENDIX A

SUMMARY AND RECONCILIATION OF CERTAIN NON-GAAP FINANCIAL MEASURES

“Adjusted Diluted Earnings per Share”, “Adjusted Core Net Income”, “Adjusted Efficiency Ratio”, “Tangible Assets”, “Return on Average Tangible Assets”, “Adjusted Return on Average Tangible Assets”, and “Fully Taxable Equivalent” are supplemental measures that are not required by, or are not presented in accordance with, U.S. generally accepted accounting principles (GAAP). We refer to each of these financial measures as a “non-GAAP financial measure.” The Compensation Committee considers these non-GAAP financial measures to be useful for assessing performance of the Company. We believe that these non-GAAP financial measures provides meaningful supplemental information regarding our performance by excluding certain expenditures or assets that we believe are not indicative of our primary business operating results or by presenting certain metrics on a fully taxable equivalent basis. We believe that management and investors benefit from referring to these non-GAAP financial measures in assessing our performance and when planning, forecasting, analyzing and comparing past, present and future periods

These non-GAAP financial measures should not be considered a substitute for financial information presented in accordance with GAAP and you should not rely on non-GAAP financial measures alone as measures of our performance. The non-GAAP financial measures we present may differ from non-GAAP financial measures used by our peers or other companies. We compensate for these limitations by providing the following reconciliation below.

Adjusted net income* ($ in thousands) and adjusted earnings per share

	For the years ended
	December 31,	December 31,	December 31,	December 31,	December 31,
	2024	2023	2022	2021	2020
Adjustments to core net income:
Net income	$118,815	$142,048	$71,274	$93,606	$88,591
Add: adjustments, after tax (non-GAAP)(1)	5,580	519	28,009	1,273	1,897
Adjusted core net income (non-GAAP)	$124,395	$142,567	$99,283	$94,879	$90,488

(1)Adjustments:
Acquisition-related expenses	$—	$963	$36,773	$—	$—
Loss on security sales	6,582	—	—	—	—
Excess (tax benefit) expense on stock-based compensation	(531)	(278)	(382)	(840)	67
Restructuring charges	1,225	—	—	—	2,356
Other non-recurring transaction costs	—	—	—	2,501	—
Total adjustments	7,276	685	36,391	1,661	2,423
Income tax benefit	(1,696)	(166)	(8,382)	(388)	(526)
Adjustments, after tax (non-GAAP)	$5,580	$519	$28,009	$1,273	$1,897

*This reconciliation is included for purposes of the Pay Versus Performance table and discussion.

	For the years ended
	December 31,	December 31,	December 31,	December 31,	December 31,
	2024	2023	2022	2021	2020
Adjustments to earnings per share:
Earnings per share diluted	$3.08	$3.72	$2.18	$3.01	$2.85
Add: adjustments, after tax (non-GAAP)(2)	0.14	—	0.87	—	—
Adjusted earnings per share - diluted (non-GAAP)	$3.22	$3.72	$3.05	$3.01	$2.85

(2)Adjustments:
Acquisition-related expenses, after tax	$—	$—	$0.87	$—	$—
Loss on security sales, after tax	0.14	—	—	—	—
Adjustments, after tax (non-GAAP)	$0.14	$—	$0.87	$—	$—

Return on Average Tangible Assets ($ in thousands)

As of and for the year ended
December 31, 2024
Net income	$118,815
Add: impact of other intangible assets amortization expense, after tax	6,089
Net income excluding the impact of other intangible assets amortization expense, after tax (non-GAAP)	$124,904

Net income excluding the impact of other intangible assets amortization expense, after tax (non-GAAP)	$124,904
Add: loss on security sales, after tax (non-GAAP)	5,048
Net income excluding the impact of other intangible assets amortization expense, adjusted for the loss on security sales, after tax (non-GAAP)	$129,952

Average assets	$9,924,651
Less: average goodwill and other intangible assets, net of deferred tax liability related to goodwill	(347,388)
Average tangible assets (non-GAAP)	$9,577,263

Return on average assets	1.20%
Return on average tangible assets (non-GAAP)	1.30%
Adjusted return on average tangible assets (non-GAAP)	1.36%

Efficiency Ratio ($ in thousands)

As of and for the year ended
December 31, 2024
Net interest income	$345,388
Add: impact of taxable equivalent adjustment	7,094
Net interest income FTE (non-GAAP)	$352,482

Non-interest income	$61,231
Add: loss on security sales (non-GAAP)	6,582
Non-interest income adjusted for loss on security sales (non-GAAP)	$67,813

Non-interest expense	$254,617
Less: other intangible assets amortization	(7,939)
Non-interest expense excluding other intangible assets amortization (non-GAAP)	$246,678

Efficiency ratio	62.62%
Efficiency ratio excluding other intangible assets amortization, adjusted for the loss on security sales FTE (non-GAAP)	58.69%

Net Interest Margin

As of and for the three months ended
December 31, 2024
Net interest income	$90,131
Add: impact of taxable equivalent adjustment	1,874
Net interest income FTE (non-GAAP)	$92,005

Average earning assets	$9,177,840
Net interest margin	3.91%
Net interest margin FTE (non-GAAP)	3.99%

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date SCAN TO VIEW MATERIALS & VOTE To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below. 0 0 0 0 0 0 0 0 0 0 0 0000661129_1 R1.0.0.2 For Withhold For All All All Except The Board of Directors recommends you vote FOR the following: 1. Election of Directors Nominees 01) Ralph W. Clermont 02) Robert E. Dean 03) Robin A. Doyle 04) Alka Gupta 05) Fred J. Joseph 06) G. Timothy Laney 07) Patrick Sobers 08) Micho F. Spring 09) Art Zeile NATIONAL BANK HOLDINGS CORPORATION 7800 EAST ORCHARD ROAD, SUITE 300 GREENWOOD VILLAGE, CO 80111 VOTE BY INTERNET - www.proxyvote.com or scan the QR Barcode above Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 P.M. Eastern Time the day before the meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 P.M. Eastern Time the day before the meeting date. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. The Board of Directors recommends you vote FOR Proposals 2 and 3. For Against Abstain 2. To ratify the appointment of KPMG LLP as our independent registered public accounting firm for the year 2025. 3. To adopt a resolution approving, on an advisory, non-binding basis, the compensation paid to the Company's named executive officers, as disclosed, pursuant to Item 402 of Regulation S-K, in the Proxy Statement. NOTE: Such other business as may properly come before the meeting or any adjournment thereof. Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer. Yes No Please indicate if you plan to attend this meeting

0000661129_2 R1.0.0.2 Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Proxy Statement and Annual Report are available at www.proxyvote.com NATIONAL BANK HOLDINGS CORPORATION Annual Meeting of Shareholders April 30, 2025 8:30 AM Mountain Time This proxy is solicited on behalf of the Board of Directors The undersigned, revoking all prior proxies, hereby appoints G. Timothy Laney and Angela Petrucci, or either of them, as proxies with full power of substitution and re-substitution, for and in the name of the undersigned, to vote all shares of Class A common stock of National Bank Holdings Corporation, which the undersigned would be entitled to vote if personally present at the Annual Meeting of Shareholders to be held at 8:30 a.m. Mountain Time on Wednesday, April 30, 2025 at the offices of Community Banks Mortgage, a division of NBH Bank located at 7800 E. Orchard Road, Suite 100, Greenwood Village, CO 80111, and any adjournment or postponement thereof. When properly executed, this Proxy will be voted as directed, but if no direction is indicated, this proxy will be voted in accordance with the Board of Directors' recommendations. In their discretion, the proxies named on this proxy card are authorized to vote upon any other business as may properly come before the Annual Meeting. Either of the proxies or their respective substitutes shall have and may exercise all of the powers hereby granted. Continued and to be signed on reverse side